Filed Pursuant to Rule 424(b)(3)
Registration No. 333-186111

ARC REALTY FINANCE TRUST, INC.
SUPPLEMENT NO. 4, DATED AUGUST 11, 2014,
TO THE PROSPECTUS, DATED APRIL 22, 2014

This prospectus supplement, or this Supplement No. 4, is part of the prospectus of ARC Realty Finance Trust, Inc., or the Company, dated April 22, 2014, or the Prospectus, as supplemented by Supplement No. 3, dated July 25, 2014, or Supplement No. 3. This Supplement No. 4 supplements, modifies, supersedes or replaces certain information contained in our Prospectus and Supplement No. 3 and should be read in conjunction with our Prospectus and Supplement No. 3. This Supplement No. 4 will be delivered with the Prospectus and Supplement No. 3.

The purpose of this Supplement No. 4 is to attach our Quarterly Report on Form 10-Q for the period ended June 30, 2014 as Annex A.

Annex A

On August 8, 2014, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which is attached as Annex A to this Supplement No. 4.

ANNEX A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10-Q

(Mark One)
☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2014

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number: 000-55188

ARC Realty Finance Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	46-1406086
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York	10022
(Address of Principal Executive Office)	(Zip Code)

(212) 415-6500

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐		Smaller reporting company ☒
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

The number of shares of the registrant's common stock, $0.01 par value, outstanding as of July 31, 2014 was 7,987,579.

i

PART I

Item 1. Financial Statements.

ARC REALTY FINANCE TRUST, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Cash	$59,658	$178,030
Loans receivable, net	141,546,674	30,831,571
Mortgage-backed securities, at fair value	14,517,950	5,005,000
Accrued interest receivable	675,901	126,118
Prepaid expenses and other assets	2,755,707	229,117
Total assets	$159,555,890	$36,369,836
LIABILITIES AND STOCKHOLDERS' EQUITY
Revolving line of credit with affiliate	$—	$7,305,000
Revolving line of credit	17,700,000	—
Repurchase agreement	11,601,000	—
Accounts payable and accrued expenses	2,906,661	1,737,882
Distributions payable	928,596	215,747
Interest payable	44,051	14,633
Due to affiliate	—	1,077,765
Total liabilities	33,180,308	10,351,027
Preferred stock, $0.01 par value, 50,000,000 authorized, none issued and outstanding at June 30, 2014 and December 31, 2013	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 5,961,163 and 1,330,669 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	59,533	13,267
Additional paid-in capital	129,364,322	26,620,266
Accumulated other comprehensive income (loss)	10,227	(9,578)
Accumulated deficit	(3,058,500)	(605,146)
Total stockholders' equity	126,375,582	26,018,809
Total liabilities and stockholders' equity	$159,555,890	$36,369,836

The accompanying notes are an integral part of these statements.

ARC REALTY FINANCE TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013
Interest Income:
Interest income	$1,978,846	$66,076	$2,955,680	$66,077
Interest expense	70,728	8,756	91,764	8,756
Net interest income	1,908,118	57,320	2,863,916	57,321
Expenses:
Acquisition fees	863,452	—	1,122,452	—
Other expenses	199,337	42,934	341,540	47,954
Professional fees	77,684	18,089	190,844	18,089
Board expenses	73,170	81,429	119,857	81,429
Insurance expense	55,000	55,000	110,000	55,000
Loan loss provision	41,138	—	127,600	—
Total expenses	1,309,781	197,452	2,012,293	202,472
Income (loss) before income taxes	598,337	(140,132)	851,623	(145,151)
Income tax provision	13,300	—	40,800	—
Net income (loss)	$585,037	$(140,132)	$810,823	$(145,151)
Basic net income (loss) per share	$0.14	$(1.37)	$0.26	$(1.42)
Diluted net income (loss) per share	$0.14	$(1.37)	$0.26	$(1.42)
Basic weighted average shares outstanding	4,251,401	101,990	3,144,815	101,990
Diluted weighted average shares outstanding	4,256,985	101,990	3,149,657	101,990

N/A — Not Applicable as net loss would result in anti-dilutive presentation.

The accompanying notes are an integral part of these statements.

ARC REALTY FINANCE TRUST, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(Unaudited)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders' Equity
	Number of Shares	Par Value
Balance, December 31, 2013	1,330,669	$13,267	$26,620,266	$(9,578)	$(605,146)	$26,018,809
Issuance of common stock	4,587,872	45,879	114,020,200	—	—	114,066,079
Net income	—	—	—	—	810,823	810,823
Distributions declared	—	—	—	—	(3,264,177)	(3,264,177)
Common stock issued through distribution reinvestment plan	38,584	387	915,974	—	—	916,361
Share-based compensation	4,038	—	11,427	—	—	11,427
Common stock offering costs, commissions and dealer manager fees	—	—	(12,203,545)	—	—	(12,203,545)
Other comprehensive income	—	—	—	19,805	—	19,805
Balance, June 30, 2014	5,961,163	$59,533	$129,364,322	$10,227	$(3,058,500)	$126,375,582

The accompanying notes are an integral part of these statements.

ARC REALTY FINANCE TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended June 30, 2014	For the Six Months Ended June 30, 2013
Cash flows from operating activities:
Net income (loss)	$810,823	$(145,151)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Discount accretion and premium amortization, net	(101,710)	(19,733)
Share-based compensation	11,427	6,804
Loan loss provision	127,600	—
Changes in assets and liabilities:
Accrued interest receivable	(549,783)	(24,631)
Prepaid expenses and other assets	(1,407,860)	(33,153)
Accounts payable and accrued expenses	1,165,004	7,987
Interest payable	29,418	129,441
Net cash provided by (used in) operating activities:	$84,919	$(78,436)
Cash flows from investing activities:
Loan investments	$(110,809,763)	$(3,965,914)
Mortgage-backed securities investments	(9,496,958)	—
Principal repayments received on loan investments	72,584	6,179
Net cash used in investing activities	$(120,234,137)	$(3,959,735)
Cash flows from financing activities:
Proceeds from issuances of common stock	$114,066,079	$2,301,500
Payments of offering costs and fees related to common stock issuances	(12,203,545)	(1,142,642)
Proceeds receivable from share sales	(1,118,730)	—
Borrowings on revolving line of credit with affiliate	5,550,000	1,950,000
Repayments of revolving line of credit with affiliate	(12,855,000)	—
Borrowings on revolving line of credit	17,700,000	—
Borrowings on repurchase agreement	11,611,000	—
Repayments of repurchase agreement	(10,000)	—
Advances from (repayments to) affiliate	(1,077,765)	1,133,556
Distributions paid	(1,631,193)	(507)
Net cash provided by financing activities:	$120,030,846	$4,241,907
Net change in cash	$(118,372)	$203,736
Cash, beginning of period	178,030	573
Cash, end of period	$59,658	$204,309
Escrow deposits payable related to loan investments	$—	$5,500
Interest paid	$62,346	$—
Distributions payable	$928,596	$17,755
Common stock issued through distribution reinvestment plan	$916,361	$526
Reclassification of deferred offering costs to additional paid-in capital	$—	$940,618

The accompanying notes are an integral part of these statements.

ARC REALTY FINANCE TRUST, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013
Net income (loss)	$585,037	$(140,132)	$810,823	$(145,151)
Unrealized gain on available-for-sale securities	—	—	19,805	—
Comprehensive income (loss) attributable to ARC Realty Finance Trust, Inc.	$585,037	$(140,132)	$830,628	$(145,151)

The accompanying notes are an integral part of these statements.

ARC REALTY FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2014
(Unaudited)

Note 1 — Organization and Business Operations

ARC Realty Finance Trust, Inc. (the “Company”) was incorporated in Maryland on November 15, 2012 and conducts its operations to qualify as a real estate investment trust for U.S. federal income tax purposes (“REIT”) beginning with the filing of its tax return for the taxable year ended December 31, 2013. The Company is offering for sale a maximum of $2.0 billion of common stock, $0.01 par value per share, on a “reasonable best efforts” basis, pursuant to a registration statement on Form S-11 (the “Offering”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering also covers the offer and sale of up to approximately $400.0 million in shares of common stock pursuant to a distribution reinvestment plan (the “DRIP”) under which common stockholders may elect to have their distributions reinvested in additional shares of the Company’s common stock. On May 14, 2013, the Company commenced business operations after raising in excess of $2.0 million of equity, the amount required for the Company to release equity proceeds from escrow.

For at least until February 12, 2015, which is two years from the effective date of the Offering, the per share purchase price in the Offering will be up to $25.00 per share (including the maximum allowed to be charged for commissions and fees) and the per share purchase price for shares issued under the DRIP will be $23.75 per share, which is 95% of the purchase price per share in the Offering. As of June 30, 2014, the aggregate value of all the common stock outstanding was $149.0 million based on a per share value of $25.00 (or $23.75 for shares issued under DRIP). Beginning with the filing of the Company’s second Quarterly Report on Form 10-Q following February 12, 2015 (“NAV Pricing Date”), the Company will begin offering shares in the Offering and the DRIP at a per share purchase price that will vary quarterly and will be equal to the net asset value (“NAV”) divided by the number of shares outstanding as of the end of business on the first day of each fiscal quarter after giving effect to any share purchases or repurchases effected in the immediately preceding quarter (“per share NAV”) and applicable selling commissions and dealer manager fees will be added to the per share price for shares in the Company’s primary offering but not for the DRIP.

The Company has sold 8,888 shares of the Company’s common stock to ARC Realty Finance Special Limited Partnership, LLC (the “Special Limited Partner”), an entity controlled by American Realty Capital VIII, LLC (the “Sponsor”) for $22.50 per share or a total of $0.2 million. Substantially all of the Company’s business is conducted through ARC Realty Finance Operating Partnership, L.P. (the “OP”), a Delaware limited partnership. ARC Realty Finance Advisors, LLC (the “Advisor”), a Delaware limited liability company, is the Company’s advisor. The Company is the sole general partner and holds substantially all of the units of limited partner interests in the OP (“OP units”). Additionally, the Special Limited Partner contributed $2,020 to the OP in exchange for 90 units of limited partner interests in the aggregate OP ownership, which represents a nominal percentage of the aggregate OP ownership. The limited partner interests have the right to convert OP units for the cash value of a corresponding number of shares of the Company’s common stock or, at the option of the OP, a corresponding number of shares of the Company’s common stock, as allowed by the limited partnership agreement of the OP. The remaining rights of the limited partner interests do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP’s assets.

The Company was formed to acquire, originate and manage a diversified portfolio of commercial real estate debt investments secured by properties located both within and outside of the United States. The Company may also invest in commercial real estate securities and commercial real estate properties. Commercial real estate debt investments may include first mortgage loans, subordinated mortgage loans, mezzanine loans and participations in such loans. Commercial real estate securities may include commercial mortgage-backed securities (“CMBS”), senior unsecured debt of publicly traded REITs, debt or equity securities of other publicly traded real estate companies and collateralized debt obligations (“CDOs”).

ARC REALTY FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2014
(Unaudited)

Note 1 — Organization and Business Operations  – (continued)

The Company has no direct employees. The Company has retained the Advisor to manage the Company’s affairs on a day-to-day basis. Realty Capital Securities, LLC (the “Dealer Manager”) serves as the dealer manager of the Offering. The Advisor and Dealer Manager are under common control with the parent of the Sponsor, as a result of which they are related parties and each of them have or will receive compensation and fees for services related to the Offering and the investment and management of the Company’s assets. The Advisor and Dealer Manager have or will also receive fees during the Offering, acquisition, operational and liquidation stages of the Company.

Note 2 — Summary of Significant Accounting Policies

Basis of Accounting

The accompanying consolidated financial statements and related footnotes are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial statements. The consolidated financial statements of the Company are prepared on an accrual basis of accounting. In the opinion of management, the interim data includes all adjustments, of a normal and recurring nature, necessary for a fair statement of the results for the periods presented. Interim period results may not be indicative of full year or future results. The unaudited consolidated financial statements do not include all information and notes required in annual audited financial statements in conformity with GAAP.

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company, the OP and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. In determining whether the Company has a controlling financial interest in a joint venture and the requirement to consolidate the accounts of that entity, management considers factors such as ownership interest, authority to make decisions and contractual and substantive participating rights of the other partners or members as well as whether the entity is a variable interest entity for which the Company is the primary beneficiary.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding classification of investments, fair value measurements, credit losses and impairments of investments, and derivative financial instruments and hedging activities, as applicable.

Loans Receivable

Commercial real estate loans are intended to be held until maturity and, accordingly, are carried at cost, net of unamortized acquisition expenses, discounts or premiums and unfunded commitments. Real estate debt investments that are deemed to be impaired will be carried at amortized cost less a specific allowance for loan losses. Interest income is recorded on the accrual basis and related discounts, premiums, and acquisition expenses on investments are amortized over the life of the investment using the effective interest method. Amortization is reflected as an adjustment to interest income in the Company’s consolidated statements of operations.

Allowance for Loan Losses

The allowance for loan losses reflects management’s estimate of loan losses inherent in the loan portfolio as of the balance sheet date. The reserve is increased through the “Loan loss provision” on the Company’s consolidated statement of operations and is decreased by charge-offs when losses are confirmed through the

ARC REALTY FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2014
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

receipt of assets such as cash in a pre-foreclosure sale or via ownership control of the underlying collateral in full satisfaction of the loan upon foreclosure or when significant collection efforts have ceased. The Company uses a uniform process for determining its allowance for loan losses. The allowance for loan losses includes a general, formula-based component and an asset-specific component.

General reserves are recorded when (i) available information as of each balance sheet date indicates that it is probable a loss has occurred in the portfolio and (ii) the amount of the loss can be reasonably estimated. The Company currently estimates loss rates based on historical realized losses experienced in the industry and takes into account current collateral and economic conditions affecting the probability or severity of losses when establishing the allowance for loan losses. The Company performs a comprehensive analysis of its loan portfolio and assigns risk ratings to loans that incorporate management’s current judgments about their credit quality based on all known and relevant internal and external factors that may affect collectability. The Company considers, among other things, payment status, lien position, borrower financial resources and investment in collateral, collateral type, project economics and geographical location as well as national and regional economic factors. This methodology results in loans being segmented by risk classification into risk rating categories that are associated with estimated probabilities of default and principal loss. Ratings range from “1” to “5” with “1” representing the lowest risk of loss and “5” representing the highest risk of loss.

As of June 30, 2014, the Company had seventeen loan investments, all of which were performing as of June 30, 2014. The Company has established a $127,600 allowance for loan losses as of June 30, 2014. There are no specifically reserved loans in the portfolio as of June 30, 2014.

The asset-specific reserve component relates to reserves for losses on individual impaired loans. The Advisor considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. This assessment is made on a loan-by-loan basis each quarter based on such factors as payment status, lien position, borrower financial resources and investment in collateral, collateral type, project economics and geographical location as well as national and regional economic factors. A reserve is established for an impaired loan when the present value of payments expected to be received, observable market prices, or the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) is lower than the carrying value of that loan.

For collateral dependent impaired loans, impairment is measured using the estimated fair value of collateral less the estimated cost to sell. The Advisor generally will use the income approach through internally developed valuation models to estimate the fair value of the collateral for such loans. In more limited cases, the Advisor will obtain external “as is” appraisals for loan collateral, generally when third party participations exist. Valuations will be performed or obtained at the time a loan is determined to be impaired and designated non-performing, and they will be updated if circumstances indicate that a significant change in value has occurred.

A loan is also considered impaired if its terms are modified in a troubled debt restructuring (“TDR”). A TDR occurs when a concession is granted and the debtor is experiencing financial difficulties. Impairments on TDR loans are generally measured based on the present value of expected future cash flows discounted at the effective interest rate of the original loan.

Income recognition will be suspended for loans at the earlier of the date at which payments become 90-days past due or when, in the opinion of the Advisor, a full recovery of income and principal becomes doubtful. Income recognition will be resumed when the suspended loan becomes contractually current and performance is demonstrated to have resumed. A loan will be written off when it is no longer realizable and legally discharged.

ARC REALTY FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2014
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Real Estate Securities

On the acquisition date, all of the Company’s commercial real estate securities will be classified as available for sale, and will be carried at fair value, with any unrealized gains or losses reported as a component of accumulated other comprehensive income or loss. However, the Company may elect the fair value option for certain of its available for sale securities, and as a result, any unrealized gains or losses on such securities will be recorded as unrealized gains or losses on investments in the Company’s consolidated statement of operations, no such election has been made to date. Premiums or discounts on commercial real estate securities will be recognized using the effective interest method and recorded as an adjustment to interest income.

Impairment Analysis of Securities

Commercial real estate securities for which the fair value option has not been elected will be periodically evaluated for other-than-temporary impairment. If the fair value of a security is less than its amortized cost, the security will be considered impaired. Impairment of a security will be considered to be other-than-temporary when (i) the Advisor has the intent to sell the impaired security; (ii) it is more likely than not the Company will be required to sell the security; or (iii) the Advisor does not expect to recover the entire amortized cost of the security. If the Advisor determines that an other-than-temporary impairment exists and a sale is likely to occur, the impairment charge will be recognized as an “Impairment of assets” on the Company’s consolidated statement of operations and comprehensive income or loss. If a sale is not expected to occur, the portion of the impairment charge related to credit factors will be recorded as an “Impairment of assets” on the Company’s consolidated statement of operations and comprehensive income or loss with the remainder recorded as an unrealized gain or loss on investments reported as a component of accumulated other comprehensive income or loss.

Commercial real estate securities for which the fair value option has been elected will not be evaluated for other-than-temporary impairment as changes in fair value are recorded in the Company’s consolidated statement of operations and comprehensive income or loss, no such election has been made to date.

Fair Value of Financial Instruments

The Company is required to disclose the fair value of financial instruments for which it is practicable to estimate that value. The fair value of short-term financial instruments such as cash, accrued interest receivable, and accounts payable and accrued expenses approximate their carrying value on the accompanying consolidated balance sheets due to the monthly terms.

As of June 30, 2014, the Company had three CMBS investments. These investments are available for sale real estate securities which are recorded at fair value at June 30, 2014.

On May 15, 2013, the Company entered into a credit agreement for an unsecured $5.0 million revolving line of credit with AR Capital, LLC, the parent of the Sponsor (the “Revolver”). As of June 30, 2014, the Company had no outstanding principal balance under the Revolver, which bore interest at a fixed rate of 3.25% (See Note 5 — Debt). The Company did not exercise the extension option provided under the terms of the Revolver and allowed it to mature on May 15, 2014. The Company did not have an outstanding balance on the date of maturity.

As of June 30, 2014, the Company had $11.6 million outstanding under its Master Repurchase Agreement (the “MRA”) with JP Morgan Securities, LLC (“JPM”), which bears interest at a floating rate of London Interbank Offered Rate (“LIBOR”) plus a spread. As of June 30, 2014, the weighted average interest rate was 1.368%, including LIBOR. (See Note 5 — Debt). As of June 30, 2014, the Company believes the carrying value of the JPM MRA approximates fair value due to the month-to-month term of the repurchase agreements.

ARC REALTY FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2014
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

As of June 30, 2014, the Company had $17.7 million outstanding under the Uncommitted Master Repurchase Agreement (the “JPM Repo Facility”) with JPMorgan Chase Bank, National Association. Advances under the JPM Repo Facility accrue interest at per annum rates equal to the sum of (i) the applicable LIBOR index rate plus (ii) a margin of between 2.25% to 4.50%, depending on the attributes of the purchased assets. As of June 30, 2014, the weighted average interest rate on advances was 4.653%. As of June 30, 2014, the Company believes the carrying value of the JPM Repo Facility approximates fair value due to JPM Repo Facility being finalized relatively close to June 30, 2014.

Cash and Cash Equivalents

Cash includes cash in bank accounts. The Company deposits cash with high quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company up to an insurance limit. Cash equivalents include short-term, liquid investments in a money market fund.

Restricted Cash

Restricted cash may primarily consist of escrow deposits for future debt service payments, taxes, insurance, property maintenance or other amounts collected with mortgage loan originations.

Share Repurchase Program

The Company has a Share Repurchase Program (the “SRP”) that enables stockholders to sell their shares to the Company. Under the SRP, stockholders may request that the Company redeem all or any portion of their holdings, subject to certain conditions described below, if such repurchase does not impair the Company’s capital or operations.

Prior to the time that the Company’s shares are listed on a national securities exchange and until the NAV Pricing Date, the repurchase price per share will depend on the length of time stockholders have held such shares as follows: after one year from the purchase date — the lower of $23.13 and 92.5% of the amount they actually paid for each share; after two years from the purchase date — the lower of $23.75 and 95.0% of the amount they actually paid for each share; after three years from the purchase date — the lower of $24.38 and 97.5% of the amount they actually paid for each share; and after four years from the purchase date — the lower of $25.00 and 100% of the amount they actually paid for each share (in each case, as adjusted for any stock distributions, combinations, splits and recapitalizations).

Upon reaching the NAV Pricing Date, the price per share that the Company will pay to repurchase shares of the Company’s common stock on any business day will be the Company’s per share NAV for the quarter, calculated after the close of business on the first business day of each quarter. Subject to limited exceptions, stockholders who redeem their shares of the Company’s common stock within the first four months from the date of purchase will be subject to a short-term trading fee of 2% of the aggregate per share NAV of the shares of common stock received. Because the Company’s per share NAV will be calculated quarterly, the redemption price may fluctuate between the redemption request day and the date on which the Company pays redemption proceeds.

Prior to reaching the NAV Pricing Date, the Company is only authorized to repurchase shares pursuant to the SRP using the proceeds received from the DRIP and other operating funds, if any, which may be reserved for this purpose at the board of directors’ discretion. In addition, the board of directors’ may reject a request for redemption, at any time. Purchases under the SRP by the Company will be limited in any calendar year to 5% of the weighted average number of shares outstanding during the prior year. Due to these limitations, the Company cannot guarantee that it will be able to accommodate all repurchase requests.

As of June 30, 2014, no shares of common stock had been repurchased or requested to be repurchased under the SRP. The Company funds repurchases from proceeds from the sale of common stock.

ARC REALTY FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2014
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Distribution Reinvestment Plan

Pursuant to the DRIP, stockholders may elect to reinvest distributions by purchasing shares of common stock in lieu of receiving cash. No dealer manager fees or selling commissions are paid with respect to shares purchased pursuant to the DRIP. Participants purchasing shares pursuant to the DRIP have the same rights and are treated in the same manner as if such shares were issued pursuant to the Offering. The board of directors may designate that certain cash or other distributions be excluded from the DRIP. The Company has the right to amend any aspect of the DRIP or terminate the DRIP with ten days’ notice to participants. Shares issued under the DRIP are recorded to equity in the balance sheet in the period distributions are declared. There have been 46,540 shares issued under the DRIP as of June 30, 2014.

Derivative Instruments

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions.

The Company will record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

The accounting for subsequent changes in the fair value of these derivatives depends on whether each has been designated and qualifies for hedge accounting treatment. If the Company elects not to apply hedge accounting treatment, any changes in the fair value of these derivative instruments will be recognized immediately in gains or losses on derivative instruments in the Company’s consolidated statement of operations and comprehensive income or loss. If the derivative is designated and qualifies for hedge accounting treatment, the change in the estimated fair value of the derivative is recorded in other comprehensive income or loss to the extent that it is effective. Any ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.

Offering and Related Costs

Offering and related costs include all expenses incurred in connection with the Company’s Offering. Offering costs (other than selling commissions and the dealer manager fee) of the Company may be paid by the Advisor, the Dealer Manager or their affiliates on behalf of the Company. Offering costs were reclassified from deferred costs to stockholders’ equity on the day the Company commenced its operations. Offering costs include all expenses incurred by the Company in connection with its Offering as of the balance sheet date presented. These costs include but are not limited to (i) legal, accounting, printing, mailing and

ARC REALTY FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2014
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

filing fees; (ii) escrow service related fees; (iii) reimbursement of the Dealer Manager for amounts it may pay to reimburse the bona fide diligence expenses of broker-dealers; and (iv) reimbursement to the Advisor for a portion of the costs of its employees and other costs in connection with preparing supplemental sales materials and related offering activities. The Company is obligated to reimburse the Advisor or its affiliates, as applicable, for organizational and offering costs paid by them on behalf of the Company, notwithstanding that the Advisor is obligated to reimburse the Company to the extent organizational and offering costs (excluding selling commissions and the dealer manager fee) incurred by the Company in the Offering exceed 2% of gross offering proceeds. As a result, these costs are only a liability of the Company to the extent aggregate selling commissions, the dealer manager fees and other offering costs do not exceed 12% of the gross Offering proceeds determined at the end of the Offering (See Note 9 — Related Party Transactions and Arrangements).

Share-Based Compensation

The Company has a share-based incentive award plan which is accounted for under the guidance for share-based payments. The expense for such awards will be included in board expenses and will be recognized over the vesting period or when the requirements for exercise of the award have been met (See Note 11 — Share-Based Compensation).

Income Taxes

The Company conducts its operations to qualify as a REIT for U.S. federal income tax purposes beginning with its tax return for the taxable year ended December 31, 2013. If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax as long as it distributes at least 90% of its REIT taxable income to its stockholders. REITs are subject to a number of other organizational and operational requirements. However, even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

Per Share Data

The Company calculates basic earnings per share by dividing net income attributable to the Company for the period by the weighted-average number of shares of common stock outstanding for that period. Diluted earnings per share reflects the potential dilution that that could occur from shares issuable in connection with the restricted stock plan and OP units, except when doing so would be anti-dilutive.

Reportable Segments

The Company conducts its business through the following segments:

•	The real estate debt business which is focused on originating, acquiring and asset managing commercial real estate debt investments, including first mortgage loans, subordinate mortgages, mezzanine loans and participations in such loans.
•	The real estate securities business which is focused on investing in and asset managing commercial real estate securities primarily consisting of CMBS and may include unsecured REIT debt, CDO notes and other securities.

See Note 14 — Segment Reporting for further information regarding the Company’s segments.

ARC REALTY FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2014
(Unaudited)

Note 3 — Loans Receivable

The following table is a summary of the Company’s loans receivable by class (in thousands):

	June 30, 2014	December 31, 2013
Mezzanine loans	$102,631	$30,832
Subordinated loans	15,431	—
Senior loans	23,613	—
Total gross carrying value of loans	141,675	30,832
Provision for loan losses	128	—
Total loans receivable, net	$141,547	$30,832

As of June 30, 2014, the Company has invested approximately $141.7 million in seventeen loan investments. For the six months ended June 30, 2014 the Company received scheduled principal repayments of $72,584 on the loans.

The Company currently estimates loss rates based on historical realized losses experienced in the industry and takes into account current collateral and economic conditions affecting the probability or severity of losses when establishing the allowance for loan losses. The Company recorded a general allowance for loan losses as of June 30, 2014 in the amount of $127,600. There are no impaired or specifically reserved loans in the portfolio as of June 30, 2014.

The following table presents the activity in the Company’s provision for loan losses (in thousands):

Provision for loan losses at January 1, 2014	$—
Provision for loan losses	128
Charge-offs	—
Recoveries	—
Provision for loan losses at June 30, 2014	$128

ARC REALTY FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2014
(Unaudited)

Note 3 — Loans Receivable  – (continued)

The Company’s loans receivable portfolio was comprised of the following at June 30, 2014 (in thousands):

Description	Location	Date of Investment	Maturity Date	Coupon	Original Face Amount	Face Amount	Premium (Discount)(1)	Carrying Value
W Hotel	Minneapolis, MN	May 2013	May 2023	Fixed	$6,500	$6,410	$(2,353)	$4,057
Regency Park Apartments	Austin, TX	September 2013	September 2018	Fixed	5,000	5,000	48	5,048
121 West Trade Office	Charlotte, NC	September 2013	September 2016	Floating	9,000	9,000	67	9,067
545 Madison Avenue	New York, NY	December 2013	January 2024	Fixed	5,000	5,000	73	5,073
Hampton Inn LaGuardia	East Elmhurst, NY	December 2013	August 2023	Fixed	4,981	4,951	(1,386)	3,565
Southern US Student Housing	Various	December 2013	January 2024	Fixed	4,000	4,000	58	4,058
Burger King Portfolio	Various	March 2014	March 2024	Fixed	10,000	10,000	(5)	9,995
Four Seasons Las Colinas	Irving, TX	March 2014	March 2016	Floating	11,000	11,000	42	11,042
Element Hotel	Irving, TX	March 2014	August 2018	Fixed	3,000	3,000	22	3,022
Green Hills Corporate Center	Reading, PA	April 2014	May 2019	Fixed	7,000	7,000	34	7,034
Cardinal Portfolio	Various	May 2014	November 2016	Floating	5,410	5,410	26	5,436
4550 Van Nuys Boulevard	Sherman Oaks, CA	May 2014	June 2017	Floating	11,450	11,450	(75)	11,375
Pinnacle at Encino Commons	San Antonio, TX	June 2014	June 2024	Fixed	1,963	1,964	10	1,974
Riverwalk II	Buffalo Grove, IL	June 2014	May 2016	Floating	10,000	10,000	24	10,024
Remington Apartments	Victoria, TX	June 2014	July 2024	Fixed	3,480	3,480	17	3,497
KinderCare Portfolio	Various	June 2014	July 2016	Floating	12,300	12,300	(62)	12,238
Fairmont Hotel	San Francisco, CA	June 2014	June 2016	Floating	35,000	35,000	170	35,170
Total					$145,084	$144,965	$(3,290)	$141,675

(1)	Includes acquisition fees and expenses where applicable.

Credit Characteristics

As part of the Company’s process for monitoring the credit quality of its loans, it performs a quarterly loan portfolio assessment and assigns risk ratings to each of its performing loans. The loans are scored on a scale of 1 to 5 as follows:

Investment Rating          Summary Description

1	Investment exceeding fundamental performance expectations and/or capital gain expected. Trends and risk factors since time of investment are favorable.
2	Performing consistent with expectations and a full return of principal and interest expected. Trends and risk factors are neutral to favorable.
3	Performing investments requiring closer monitoring. Trends and risk factors show some deterioration.
4	Underperforming investment with some loss of interest or dividend expected, but still expecting a positive return on investment. Trends and risk factors are negative.
5	Underperforming investment with expected loss of interest and some principal.

All investments are assigned an initial risk rating of 2. As of June 30, 2014, the weighted average risk rating of loans was 2.0. As of June 30, 2014, the Company had no non-performing, non-accrual or impaired loans.

ARC REALTY FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2014
(Unaudited)

Note 3 — Loans Receivable  – (continued)

For the six months ended June 30, 2014, the activity in the Company’s loan portfolio was as follows (in thousands):

Balance at December 31, 2013	$30,832
Acquisitions and originations	110,810
Principal repayments	(73)
Discount accretion and premium amortization	106
Provision for loan losses	(128)
Balance at June 30, 2014	$141,547

During the six months ended June 30, 2014, the Company invested approximately $110.8 million in eleven loans including $0.6 million of capitalized acquisition expenses.

Note 4 — Investment Securities

The following is a summary of the Company’s investment securities by class (in thousands):

	June 30, 2014	December 31, 2013
CMBS	$14,518	$5,005
Total fair value of investment securities	$14,518	$5,005

As of June 30, 2014, the Company had three CMBS investments with a par value of approximately $14.5 million.

The Company classified its CMBS investments as available-for-sale as of June 30, 2014. These investments are reported at fair value in the balance sheet with changes in fair value recorded in accumulated other comprehensive income or loss. The table below represents the fair value adjustment as described above (in thousands):

	As of June 30, 2014
	Amortized Cost	Unrealized Gains	Unrealized Losses	Net Fair Value Adjustment	Fair Value
CMBS	$14,508	$17	$(7)	$10	$14,518
Total	$14,508	$17	$(7)	$10	$14,518

Note 5 — Debt

Revolving Line of Credit with Affiliate

On May 15, 2013, the Company entered into the Revolver which provides an unsecured $5.0 million line of credit. The Revolver bears interest at a per annum fixed rate of 3.25% and provides for quarterly interest payments. The Revolver matures in 1 year, subject to two successive extension terms by the Company of one year each. Principal may be drawn or repaid from time-to-time, in whole or in part, without premium or penalty and there are no unused facility fees. On July 17, 2013, the Company entered into an amendment to its Revolver. The amendment increased the aggregate financing available under the Revolver from $5.0 million to $10.0 million. The amendment did not change any of the other terms of the Revolver.

The Company did not exercise the extension options provided under the terms of the Revolver and allowed it to mature on May 15, 2014. The Company did not have an outstanding balance on the date of maturity. The Company incurred $7,468 and $16,881 in interest expense on the Revolver for the three and six months ended June 30, 2014, respectively. The Company incurred $7,987 of interest expense on the Revolver for the three and six months ended June 30, 2013, respectively.

ARC REALTY FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2014
(Unaudited)

Note 5 — Debt  – (continued)

Revolving Line of Credit

On June 18, 2014, the Company entered into the JPM Repo Facility. The JPM Repo Facility provides up to $150.0 million in advances, subject to adjustment, which the Company expects to use to finance the acquisition or origination of eligible loans, including first mortgage loans, junior mortgage loans, mezzanine loans, and participation interests therein. The initial maturity date of the JPM Repo Facility is June 18, 2016, with a one-year extension at the Company’s option, which may be exercised upon the satisfaction of certain conditions. The JPM Repo Facility acts in the manner of a revolving credit facility that can be repaid as the Company’s assets are paid off and re-drawn with advances against new assets. The Company incurred no interest expense on the JPM Repo Facility for the three and six months ended June 30, 2013, respectively.

As of June 30, 2014, the Company had $17.7 million outstanding under the JPM Repo Facility. Advances under the JPM Repo Facility accrue interest at per annum rates equal to the sum of (i) the applicable LIBOR index rate plus (ii) a margin of between 2.25% to 4.50%, depending on the attributes of the purchased assets. As of June 30, 2014, the weighted average interest rate on advances was 4.653%. The Company incurred $24,693 in interest expense on the JPM Repo Facility for the three and six months ended June 30, 2014, respectively.

Repurchase Agreement

On January 2, 2014, the Company entered into the MRA with JPM. The MRA provides the Company with the ability to sell securities to JPM for liquidity while providing a fixed repurchase price for the same securities in the future.

As of June 30, 2014, the Company had $11.6 million outstanding under the MRA. The repurchase contracts on each security under the MRA mature monthly and terms are adjusted for current market rates as necessary. As of June 30, 2014, the weighted average interest rate on repurchase agreements in place was 1.368%. The Company incurred $31,482 and $43,106 in interest expense on the MRA for the three and six months ended June 30, 2014, respectively. The Company incurred no interest expense on the MRA for the three and six months ended June 30, 2013, respectively.

Note 6 — Net Income or Loss Per Share

The following table is a summary of the basic and diluted net income or loss per share computation for the three and six months ended June 30, 2014 and June 30, 2013, respectively:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Basic and diluted net income (loss)	$585,037	$(140,132)	$810,823	$(145,151)
Basic weighted average shares outstanding	4,251,401	101,990	3,144,815	101,990
Diluted weighted average shares outstanding	4,256,985	101,990	3,149,657	101,990
Basic net income (loss) per share	$0.14	$(1.37)	$0.26	$(1.42)
Diluted net income per share	$0.14	$(1.37)	$0.26	$(1.42)

The Company had 8,088 common share equivalents as of June 30, 2014, which was comprised of 7,198 unvested restricted shares, 800 vested restricted shares and 90 OP units. Diluted net income per share assumes the conversion of all common share equivalents into an equivalent number of common shares, unless the effect is antidilutive. The common share equivalents were dilutive by $0.000396 per share for the six months ended June 30, 2014. The common share equivalents were antidilutive for the six months ended June 30, 2013.

ARC REALTY FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2014
(Unaudited)

Note 7 — Common Stock

As of June 30, 2014, the Company had approximately 6.0 million shares of common stock outstanding, including shares issued pursuant to the DRIP and unvested restricted shares, and had received total proceeds of approximately $146.4 million excluding shares issued pursuant to the DRIP and share-based compensation.

Distributions

In order to maintain its election to qualify as a REIT, the Company must currently distribute, at a minimum, an amount equal to 90% of its taxable income, without regard to the deduction for distributions paid and excluding net capital gains. The Company must distribute 100% of its taxable income (including net capital gains) to avoid paying corporate federal income taxes.

On May 13, 2013, the Company’s board of directors authorized, and the Company declared a distribution, which is calculated based on stockholders of record each day during the applicable period at a rate of $0.00565068493 per day, based on a price of $25.00 per share of common stock. The Company’s distributions are payable by the fifth day following each month end to stockholders of record at the close of business each day during the prior month. The first distribution payment was made on June 3, 2013, relating to the period from May 30, 2013 (15 days after the date of the first asset acquisition) through May 31, 2013. Distributions payments are dependent on the availability of funds. The board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distributions payments are not assured.

The below table shows the distributions paid during the six months ended June 30, 2014.

Payment Date	Weighted Average Shares Outstanding(1)	Amount Paid in Cash	Amount Issued under DRIP
January 2, 2014	1,458,470	$140,164	$73,844
February 3, 2014	1,973,014	170,660	85,496
March 3, 2014	2,693,391	212,011	106,181
April 1, 2014	3,273,194	304,405	162,723
May 1, 2014	4,121,621	352,798	206,061
June 2, 2014	5,363,713	451,155	282,056
Total		$1,631,193	$916,361

(1)	This represents the weighted average shares outstanding for the period related to the respective payment date.

For the six months ended June 30, 2014, the Company paid cash distributions of $1,631,193 and had net income of $810,823. As of June 30, 2014, the Company had a distribution payable of $925,863 for distributions accrued in the month of June 2014 and an additional distribution payable of $2,733 accrued for the six months ended June 30, 2014 on all unvested restricted shares.

Note 8 — Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company.

ARC REALTY FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2014
(Unaudited)

Note 9 — Related Party Transactions and Arrangements

As of June 30, 2014, an entity wholly owned by the Sponsor owned 8,888 shares of the Company’s outstanding common stock.

The Company entered into the Revolver with an affiliate on May 15, 2013 (See Note 5 — Debt). The Company did not exercise the extension option provided under the terms of the Revolver and allowed it to mature on May 15, 2014. The Company did not have an outstanding balance on the date of maturity.

Fees Paid in Connection with the Offering

The Dealer Manager receives fees and compensation in connection with the sale of the Company’s common stock in the Offering. The Dealer Manager receives a selling commission of up to 7.0% of the per share purchase price of the Company’s offering proceeds before reallowance of commissions earned by participating broker-dealers. In addition, the Dealer Manager receives up to 3.0% of the gross proceeds from the sale of shares, before reallowance to participating broker-dealers, as a dealer manager fee. The Dealer Manager may reallow its dealer manager fee to such participating broker-dealers. A participating broker-dealer may elect to receive a fee equal to 7.5% of the gross proceeds from the sale of shares (not including selling commissions and dealer manager fees) by such participating broker-dealer, with 2.5% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale. If this option is elected, the dealer manager fee will be reduced to 2.5% of gross proceeds (not including selling commissions and dealer manager fees).

The table below shows the fees incurred from the Dealer Manager associated with the Offering during the three and six months ended June 30, 2014 and 2013, respectively, and the associated payable as of June 30, 2014 and December 31, 2013 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,		Payable as of
	2014	2013	2014	2013	June 30, 2014	December 31, 2013
Total commissions and fees incurred from the Dealer Manager	$6,976	$20	$10,827	$20	$119	$12

The Advisor, its affiliates and entities under common control with the Advisor receive compensation and reimbursement for services relating to the Offering, including transfer agency services provided by an affiliate of the Dealer Manager. The table below shows compensation and reimbursement the Advisor and its affiliates incurred for services relating to the Offering during the three and six months ended June 30, 2014 and 2013, respectively, and the associated payable as of June 30, 2014 and December 31, 2013 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,		Payable as of
	2014	2013	2014	2013	June 30, 2014	December 31, 2013
Total compensation and reimbursement for services provided by the Advisor and affiliates	$450	$191	$811	$635	$1,338	$1,047

The payables as of June 30, 2014 and December 31, 2013 in the table above are included in accounts payable and accrued expenses on the Company’s consolidated balance sheets.

The Company is responsible for organizational and offering costs from the ongoing Offering, excluding commissions and dealer manager fees, up to a maximum of 2.0% of gross proceeds received from its ongoing Offering of common stock, measured at the end of the Offering. Organizational and offering costs in excess

ARC REALTY FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2014
(Unaudited)

Note 9 — Related Party Transactions and Arrangements  – (continued)

of the 2.0% cap as of the end of the Offering are the Advisor’s responsibility. As of June 30, 2014, organizational and offering costs exceeded 2.0% of gross proceeds received from the Offering by $1.7 million, due to the ongoing nature of the Offering and that many expenses were paid before the Offering commenced.

Fees Paid in Connection with the Operations of the Company

The Advisor receives an acquisition fee of 1.0% of the principal amount funded by the Company to acquire or originate commercial real estate debt or the amount invested in the case of other commercial real estate investments. The Advisor may be also be reimbursed for acquisition expenses incurred related to selecting, evaluating, originating and acquiring investments on the Company’s behalf and the Company may incur third party acquisition expenses. In no event will the total of all acquisition fees and expenses payable exceed 4.5% of the principal amount funded with respect to a particular investment or exceed 1.5% of the total principal amount funded, cumulatively on all investments, after the Company has completed the Offering. During the three and six months ended June 30, 2014, the acquisition fees of $0.9 million and $1.1 million have been recognized in the consolidated statement of operations. In addition, over the same periods, the Company capitalized $0.4 million and $0.6 million of acquisition expenses, which will be amortized over the life of each investment using the effective interest method. During the three and six months ended June 30, 2013, the acquisition fees and expenses of $58,743 were capitalized and are being amortized over the life of each investment using the effective interest method.

The Company will pay the Advisor an annual asset management fee equal to 0.75% of the cost of the Company’s assets. Upon reaching the NAV Pricing Date, the asset management fee will be based on the lower of 0.75% of the costs of the Company’s assets and 0.75% of the quarterly NAV. The amount of the asset management fee will be reduced to the extent that the amount of distributions declared during the six month period ending on the last day of the calendar quarter immediately preceding the date such asset management fee is payable, exceeds the funds from operations (“FFO”), as adjusted, for the same period. For purposes of this determination, FFO, as adjusted, is FFO before deducting (i) acquisition fees and related expenses; (ii) non-cash restricted stock grant amortization, if any; and (iii) impairments of real estate related investments, if any (including loans receivable and other debt investments). FFO, as adjusted, is not the same as FFO. During the three and six months ended June 30, 2014 and June 30, 2013, no asset management fees were incurred or waived.

Effective June 1, 2013, the Company entered into an agreement with the Dealer Manager to provide strategic advisory services and investment banking services required in the ordinary course of the Company’s business, such as performing financial analysis, evaluating publicly traded comparable companies and assisting in developing a portfolio composition strategy, a capitalization structure to optimize future liquidity options and structuring operations. The Company amortizes the cost of $0.9 million associated with this agreement into “Other expense” on the consolidated statements of operations over the estimated remaining life of the Offering.

ARC REALTY FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2014
(Unaudited)

Note 9 — Related Party Transactions and Arrangements  – (continued)

The table below depicts related party fees and reimbursements in connection with the operations of the Company for the three and six months ended June 30, 2014 and 2013, respectively, and the associated payable as of June 30, 2014 and December 31, 2013 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,		Payable as of
					June 30, 2014	December 31, 2013
	2014	2013	2014	2013
Acquisition fees and expenses	$1,295	$59	$1,692	$59	$708	$202
Advisory and investment banking fee	135	38	271	38	—	316
Total related party fees and reimbursements	$1,430	$97	$1,963	$97	$708	$518

The payables as of June 30, 2014 and December 31, 2013 in the table above are included in accounts payable and accrued expenses on the Company’s consolidated balance sheets.

In order to improve operating cash flows and the ability to pay distributions from operating cash flows, the Advisor may elect to waive certain fees. Because the Advisor may waive certain fees, cash flows from operations that would have been paid to the Advisor may be available to pay distributions to stockholders. The fees that may be forgiven are not deferrals and accordingly, will not be paid to the Advisor in cash. The Advisor did not waive any fees during the three and six months ended June 30, 2014 or 2013, respectively. In certain instances, to improve the Company’s working capital, the Advisor may elect to absorb a portion of the Company’s costs. The Advisor did not absorb any expenses during the three and six months ended June 30, 2014 or 2013, respectively.

The Company will reimburse the Advisor’s costs of providing administrative services, subject to the limitation that the Company will not reimburse the Advisor for any amount by which the Company’s operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of (i) 2.0% of average invested assets or (ii) 25.0% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Additionally, the Company will reimburse the Advisor for personnel costs in connection with other services during the operational stage, in addition to paying an asset management fee; however, the Company will not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives acquisition fees or disposition fees. For the three and six months ended June 30, 2014 and 2013, no administrative costs of the Advisor were reimbursed for any period in connection with the operations of the Company.

The Advisor at its election may also contribute capital to enhance the Company’s cash position for working capital and distribution purposes. Any contributed capital amounts are not reimbursable to the Advisor. Further, any capital contributions are made without any corresponding issuance of common or preferred shares. The Advisor did not contribute capital to enhance the Company’s cash position for working capital or distribution purposes during the six months ended June 30, 2014 and 2013.

Fees Paid in Connection with the Liquidation of Assets or Listing of the Company’s Common Stock or Termination of the Advisory Agreement

The Company will pay a disposition fee of 1.0% of the contract sales price of each commercial real estate loan or other investment sold, including mortgage-backed securities or collateralized debt obligations issued by a subsidiary of the Company as part of a securitization transaction. The Company will not be obligated to pay a disposition fee upon the maturity, prepayment, workout, modification or extension of commercial real estate debt unless there is a corresponding fee paid by the borrower, in which case the disposition fee will be the lesser of (i) 1.0% of the principal amount of the debt prior to such transaction;

ARC REALTY FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2014
(Unaudited)

Note 9 — Related Party Transactions and Arrangements  – (continued)

or (ii) the amount of the fee paid by the borrower in connection with such transaction. If the Company takes ownership of a property as a result of a workout or foreclosure of a loan, it will pay a disposition fee upon the sale of such property.

The Company may pay the Advisor an annual subordinated performance fee of 15.0% of the excess of the Company’s total return to stockholders in any year, which such total return exceeds 6.0% per annum, provided that in no event will the annual subordinated performance fee exceed 10.0% of the aggregate total return for such year. This fee will be payable only upon the sale of assets, distributions or other event which results in the return on stockholders’ capital exceeding 6.0% per annum.

If the Company is not listed on an exchange, the Company will pay a subordinated participation in the net sale proceeds of the sale of real estate assets of 15.0% of remaining net sale proceeds after return of capital contributions to investors plus payment to investors of a 6.0% cumulative, pre-tax non-compounded return on the capital contributed by investors.

If the Company is listed on an exchange, the Company will pay a subordinated incentive listing distribution of 15.0% of the amount by which the adjusted market value of real estate assets plus distributions exceeding the aggregate capital contributed by investors plus an amount equal to a 6.0% cumulative, pre-tax, non-compounded annual return to investors. Neither the Advisor nor any of its affiliates can earn both the subordinated participation in the net sale proceeds and the subordinated listing distribution.

Upon termination or non-renewal of the advisory agreement, the Advisor shall be entitled to receive distributions from the OP, pursuant to a special limited partnership interest, equal to 15.0% of the amount by which the sum of the Company’s adjusted market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to an annual 6.0% cumulative, pre-tax non-compounded return to investors. In addition, the Advisor may elect to defer its right to receive a subordinated distribution upon termination until either a listing on a national securities exchange or other liquidity event occurs.

During the three and six months ended June 30, 2014 and 2013, no fees were paid for any period in connection with the liquidation of assets, listing of the Company’s common stock or termination of the advisory agreement.

The Company cannot assure that it will provide the 6.0% return specified above, but the Advisor will not be entitled to the subordinated performance fee, subordinated participation in net sale proceeds, subordinated incentive listing distribution or subordinated distribution upon termination of the advisory agreement unless investors have received a 6.0% cumulative, pre-tax non-compounded return on their capital contributions.

The Company has also established a restricted share plan for the benefit of employees (if the Company ever has employees), directors, employees of the Advisor and its affiliates (See Note 11 — Share-Based Compensation).

Note 10 — Economic Dependency

Under various agreements, the Company has engaged the Advisor, its affiliates and entities under common control with the Advisor to provide certain services that are essential to the Company, including asset management services, asset acquisition and disposition decisions, transfer agency services, the sale of shares of the Company’s common stock available for issue, as well as other administrative responsibilities for the Company including accounting services, transaction management and investor relations.

As a result of these relationships, the Company is dependent upon the Advisor and its affiliates. In the event that these entities are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services.

ARC REALTY FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2014
(Unaudited)

Note 11 — Share-Based Compensation

Restricted Share Plan

The Company has an employee and director incentive restricted share plan (the “RSP”), which provides the Company with the ability to grant awards of restricted shares to the Company’s directors, officers and employees (if the Company ever has employees), employees of the Advisor and its affiliates, employees of entities that provide services to the Company, directors of the Advisor or of entities that provide services to the Company or certain consultants to the Company and the Advisor and its affiliates. The total number of common shares granted under the RSP shall not exceed 5.0% of the Company’s authorized common shares pursuant to the Offering and in any event will not exceed 4.0 million shares (as such number may be adjusted for stock splits, stock distributions, combinations and similar events).

Restricted share awards entitle the recipient to receive common shares from the Company under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with the Company. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash distributions prior to the time that the restrictions on the restricted shares have lapsed. Any distributions payable in common shares shall be subject to the same restrictions as the underlying restricted shares. The fair value of the restricted shares will be expensed over the vesting period of five years.

The RSP also provides for the automatic grant of 1,333 restricted shares of common stock to each of the independent directors, without any further action by the Company’s board of directors or the stockholders, on the date of initial election to the board of directors and on the date of each annual stockholder’s meeting. Restricted stock issued to independent directors will vest over a five-year period with 20.0% of the granted shares vesting upon each of the first, second, third, fourth and fifth anniversaries of the applicable grant date.

As of June 30, 2014, the Company had granted 7,998 restricted shares to its independent directors. Which were comprised of 7,198 unvested restricted shares and 800 vested restricted shares as of June 30, 2014. Based on a share price of $22.50, the compensation expense associated with the restricted share grants was $6,114 and $10,551, for the three and six months ended June 30, 2014. For the three and six months ended June 30, 2013, the compensation expense associated with the restricted share grants was $6,804.

Other Share-Based Compensation

The Company may issue common stock in lieu of cash to pay fees earned by the Company’s directors at each director’s election. There are no restrictions on the shares issued since these payments in lieu of cash relate to fees earned for services performed. During the three and six months ended June 30, 2014, 39 shares were issued to one of the Company’s independent directors for services performed and compensation expense of $876 was incurred.

ARC REALTY FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2014
(Unaudited)

Note 12 — Fair Value of Financial Instruments

GAAP establishes a hierarchy of valuation techniques based on the observability of inputs utilized in measuring financial instruments at fair values. GAAP establishes market-based or observable inputs as the preferred source of values, followed by valuation models using management assumptions in the absence of market inputs. The three levels of the hierarchy are described below:

•	Level I — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
•	Level II — Inputs (other than quoted prices included in Level I) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.
•	Level III — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The determination of where an asset or liability falls in the above hierarchy requires significant judgment and factors specific to the asset or liability. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company evaluates its hierarchy disclosures each quarter and depending on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter.

The Company has implemented valuation control processes to validate the fair value of the Company’s financial instruments measured at fair value including those derived from pricing models. These control processes are designed to assure that the values used for financial reporting are based on observable inputs wherever possible. In the event that observable inputs are not available, the control processes are designed to assure that the valuation approach utilized is appropriate and consistently applied and the assumptions are reasonable. Refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for further discussion of the Company’s valuation control process.

CMBS

CMBS investments are valued utilizing both observable and unobservable market inputs. These factors include projected future cash flows, ratings, subordination levels, vintage, remaining lives, credit issues, recent trades of similar securities and the spreads used in the prior valuation. The Company obtains current market spread information where available and uses this information in evaluating and validating the market price of all CMBS. Depending upon the significance of the fair value inputs used in determining these fair values, these securities are classified in either Level II or Level III of the fair value hierarchy. As of June 30, 2014, the Company received broker quotes on each CMBS investment used in determining the fair value. As of June 30, 2014, the Company’s CMBS investments have been classified as Level II due to the observable nature of many of the market inputs.

ARC REALTY FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2014
(Unaudited)

Note 12 — Fair Value of Financial Instruments  – (continued)

The following table presents the Company’s financial instrument carried at fair value in the consolidated balance sheet by its level in the fair value hierarchy as of June 30, 2014 (in thousands):

	Total	Level I	Level II	Level III
CMBS	$14,518	$—	$14,518	$—
Total	$14,518	$—	$14,518	$—

A review of the fair value hierarchy classification is conducted on a quarterly basis. Changes in the type of inputs may result in a reclassification for certain assets. There were no transfers between levels within fair value hierarchy during the six months ended June 30, 2014.

The Company is required to disclose the fair value of financial instruments for which it is practicable to estimate the value. The fair value of short-term financial instruments such as cash and cash equivalents, due from affiliates, accounts payable and distributions payable are approximated by their carrying value on the consolidated balance sheets due to their short-term nature.

As of June 30, 2014, the Company had $11.6 million outstanding under its MRA with JPM, which bears interest at LIBOR plus a spread. As of June 30, 2014, the weighted average interest rate was 1.368%, including LIBOR. (See Note 5 — Debt). As of June 30, 2014, the Company believes the carrying value of the JPM MRA approximates fair value due to the month-to-month term of the repurchase agreements.

As of June 30, 2014, the Company had $17.7 million outstanding under the JPM Repo Facility. As of June 30, 2014, the weighted average interest rate on advances was 4.653%. As of June 30, 2014, the Company believes the carrying value of the JPM Repo Facility approximates fair value due to JPM Repo Facility being finalized in close proximity to the balance sheet date.

The fair values of the Company’s remaining financial instruments that are not reported at fair value on the consolidated balance sheets are reported below (in thousands):

	Level	Carrying Amount June 30, 2014	Fair Value June 30, 2014
Loans receivable, net	III	$141,547	$144,810
Total		$141,547	$144,810

*	Prior to June 30, 2014, the Company determined cost estimated fair value due the instruments proximity to the date of origination.

The fair value of the loans receivable is estimated using a discounted cash flow analysis, based on the Advisor’s experience with similar types of investments.

ARC REALTY FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2014
(Unaudited)

Note 13 — Offsetting Assets and Liabilities

The Company’s consolidated balance sheets utilize a gross presentation of repurchase agreements. The table below provides a gross presentation, the effects of offsetting and a net presentation of the Company’s repurchase agreements within the scope of ASC 210-20, Balance Sheet — Offsetting, as of June 30, 2014 (in thousands):

Repurchase Agreements	Gross Amounts of Recognized Assets	Gross Amounts of Recognized (Liabilities)	Gross Amounts Offset on the Balance Sheet	Net Amount of Gross Assets (Liabilities) Recognized	Gross Amounts Not Offset on the Balance Sheet		Net Amount
					Financial Instruments	Cash Collateral Received (Posted)
June 30, 2014	$14,518	$(11,601)	$—	$2,917	$—	$—	$2,917

Note 14 — Segment Reporting

The Company conducts its business through the following segments:

•	The real estate debt business focuses on originating, acquiring and asset managing commercial real estate debt investments, including first mortgage loans, subordinate mortgages, mezzanine loans and participations in such loans.
•	The real estate securities business focuses on investing in and asset managing commercial real estate securities primarily consisting of CMBS and may include unsecured REIT debt, CDO notes and other securities.

The following table represents the Company’s operations by segment for the six months ended June 30, 2014:

	Total	Real Estate Debt	Real Estate Securities
Interest income	$2,853,970	$2,704,477	$149,493
Discount accretion and (premium) amortization	101,710	105,523	(3,813)
Interest expense	91,764	48,658	43,106
Net income	810,823	891,347	(80,524)
Total assets	159,555,890	145,037,940	14,517,950

For the purposes of the table above, total expenses have been allocated to the business segments using a percentage derived by using total assets of each business segment as the numerator and total assets of the Company as the denominator.

Note 15 — Subsequent Events

The Company has evaluated subsequent events through the filing of this Quarterly Report on Form 10-Q, and determined that there have not been any events that have occurred that would require adjustments to disclosures in the consolidated financial statements except for the following transactions:

Sales of Common Stock

As of July 31, 2014, the Company had 7,987,579 shares of common stock outstanding, including unvested restricted shares, and has raised total proceeds from the Offering of $199.4 million. As of July 31, 2014, the aggregate value of all share issuances in the Offering was $199.4 million based on a per share value of $25.00 (or $23.75 per share for shares issued under the DRIP).

ARC REALTY FINANCE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2014
(Unaudited)

Note 15 — Subsequent Events  – (continued)

Total capital raised to date, including shares issued under the DRIP, is as follows (in thousands):

Source of Capital	Inception to June 30, 2014	July 1 to July 31, 2014	Total
Common stock	$148,971	$50,442	$199,413

Distributions Paid

On July 2, 2014, the Company paid a distribution of $925,863 to stockholders of record during the month of June 2014. Approximately $569,843 of the distribution was paid in cash, while $356,020 was used to purchase 14,990 shares for those stockholders that chose to reinvest distributions through the DRIP.

Loans Receivable

On July 2, 2014, the Company originated a $14.0 million first mortgage secured by a mixed use building. The loan bears interest at 8.0% plus 1 Month LIBOR and has a one year term with the option to extend one additional year. On the same property, the Company originated a $7.0 million mezzanine loan. The loan bears interest at 10.5% plus 1 Month LIBOR and has a three year term with the option to extend for two additional one year terms.

Repurchase Agreements

On July 23, 2014, the Company entered into Master Repurchase Agreements with each of Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC. respectively. The terms of repurchase will be determined on an asset by asset basis determined by the characteristics of the asset being sold.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion should be read in conjunction with the accompanying unaudited financial statements of ARC Realty Finance Trust, Inc. and the notes thereto, and other financial information included elsewhere in this Quarterly Report on Form 10-Q. As used herein, the terms “we,” “our” and “us” refer to ARC Realty Finance Trust, Inc., a Maryland corporation, and, as required by context, to ARC Realty Finance Operating Partnership, L.P., a Delaware limited partnership, which we refer to as the “OP”, and to its subsidiaries. We are externally managed by ARC Realty Finance Advisors, LLC (our “Advisor”) a Delaware limited liability company.

The forward-looking statements contained in this Quarterly Report on Form 10-Q may include statements as to:

•	our use of the proceeds of the offering;
•	our business and investment strategy;
•	our ability to make investments in a timely manner or on acceptable terms;
•	current credit market conditions and our ability to obtain long-term financing for our investments in a timely manner and on terms that are consistent with what we project when we invest;
•	the effect of general market, real estate market, economic and political conditions, including the recent economic slowdown and dislocation in the global credit markets;
•	our ability to make scheduled payments on our debt obligations;
•	our ability to generate sufficient cash flows to make distributions to our stockholders;
•	the degree and nature of our competition;
•	the availability of qualified personnel;
•	our ability to qualify and maintain our qualification as a real estate investment trust (“REIT”); and
•	other factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 (the “Form 10-K”).

In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements contained in this Quarterly Report on Form 10-Q involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason.

You should not place undue reliance on these forward-looking statements. The forward-looking statements made in this Quarterly Report on Form 10-Q relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this Quarterly Report on Form 10-Q.

Overview

We were incorporated in Maryland on November 15, 2012 and conduct our operations to qualify as a real estate investment trust for U.S. federal income tax (“REIT”) purposes beginning with the taxable year ended December 31, 2013. We are offering for sale a maximum of $2.0 billion of common stock, $0.01 par value per share, on a “reasonable best efforts” basis, pursuant to a registration statement on Form S-11 (the “Offering”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering also covers the offer and sale of up to approximately $400.0 million in shares of common stock pursuant to a distribution reinvestment plan (the “DRIP”) under which common stockholders may elect to have their distributions reinvested in additional shares of common stock. On May 14, 2013, we commenced business operations after raising in excess of $2.0 million of equity, the amount required for us to release equity proceeds from escrow.

For at least until February 12, 2015, which is two years from the effective date of the Offering, the per share purchase price in the Offering will be up to $25.00 per share (including the maximum allowed to be charged for commissions and fees) and the per share purchase price for shares issued under the DRIP will be $23.75, which is 95% of the purchase price per share in the Offering. As of June 30, 2014, the aggregate value of all the common stock outstanding was $148.9 million based on a per share value of $25.00 (or $23.75 for shares issued under DRIP). Beginning with the filing of our second Quarterly Report on Form 10-Q following February 12, 2015 (“NAV Pricing Date”), we will begin offering shares in the Offering and the DRIP at a per share purchase price that will vary quarterly and will be equal to the net asset value (“NAV”) divided by the number of shares outstanding as of the end of business on the first day of each fiscal quarter after giving effect to any share purchases or repurchases effected in the immediately preceding quarter (“per share NAV”). Applicable selling commissions and dealer manager fees will be added to the per share price for shares in our primary offering but not for the DRIP.

We have sold 8,888 shares of common stock to ARC Realty Finance Special Limited Partnership, LLC (the “Special Limited Partner”), an entity controlled by American Realty Capital VIII, LLC (the “Sponsor”) for $22.50 per share or a total of $0.2 million. Substantially all of our business will be conducted through ARC Realty Finance Operating Partnership, L.P. (the “OP”), a Delaware limited partnership. We are the sole general partner and hold substantially all of the units of limited partner interests in the OP (“OP units”). Additionally, the Special Limited Partner contributed $2,020 to the OP in exchange for 90 units of limited partner interests in the aggregate OP ownership, which will represent a nominal percentage of the aggregate OP ownership. The limited partner interests have the right to convert OP units for the cash value of a corresponding number of shares of common stock or, at the option of the OP, a corresponding number of shares of common stock, as allowed by the limited partnership agreement of the OP. The remaining rights of the limited partner interests are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP’s assets.

We were formed to acquire, originate and manage a diversified portfolio of commercial real estate debt secured by properties located both within and outside the United States. We may also invest in commercial real estate securities and commercial real estate properties. Commercial real estate debt investments may include first mortgage loans, subordinated mortgage loans, mezzanine loans and participations in such loans. Commercial real estate securities may include commercial mortgage-backed securities (“CMBS”), senior unsecured debt of publicly traded REITs, debt or equity securities in other publicly traded real estate companies and collateralized debt obligations (“CDOs”).

We have no direct employees. We have retained the Advisor to manage our affairs on a day-to-day basis. Realty Capital Securities, LLC (the “Dealer Manager”) serves as the dealer manager of the Offering. The Advisor and Dealer Manager are under common control with the parent of the Sponsor, as a result of which they are related parties and each of them have or will receive compensation and fees for services related to the Offering and the investment and management of our assets. The Advisor and Dealer Manager have or will also receive fees during the offering, acquisition, operational and liquidation stages.

Significant Accounting Estimates and Critical Accounting Policies

Our financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Critical accounting policies are those that require the application of management’s most difficult, subjective or complex judgments, often because of the need to make estimates about the effect of matters that are inherently uncertain and that may change in subsequent periods. In preparing the financial statements, management has made estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. In preparing the financial statements, management has utilized available information, including our past history, industry standards and the current economic environment, among other factors, in forming its estimates and judgments, giving due consideration to materiality. Actual results may differ from these estimates. In addition, other companies may utilize different estimates, which may impact the comparability of our results of operations to those of companies in similar businesses. As our expected operating plans occur, we will describe additional critical accounting policies in the notes to our future financial statements in addition to those discussed below.

Set forth below is a summary of the significant accounting estimates and critical accounting policies that management believes are important to the preparation of our financial statements. Certain of our accounting estimates are particularly important for an understanding of our financial position and results of operations and require the application of significant judgment by our management. As a result, these estimates are subject to a degree of uncertainty. These significant accounting estimates include:

Real Estate Debt Investments

Commercial real estate debt investments are intended to be held until maturity and, accordingly, are carried at cost, net of unamortized acquisition expenses, discounts or premiums and unfunded commitments. Real estate debt investments that are deemed to be impaired will be carried at amortized cost less a specific allowance for loan losses. Interest income is recorded on the accrual basis and related discounts, premiums, and acquisition expenses on investments are amortized over the life of the investment using the effective interest method. Amortization is reflected as an adjustment to interest income in our consolidated statements of operations.

Allowance for Loan Losses

The allowance for loan losses reflects management’s estimate of loan losses inherent in the loan portfolio as of the balance sheet date. The reserve is increased through the “Loan loss provision” on our consolidated statement of operations and is decreased by charge-offs when losses are confirmed through the receipt of assets such as cash in a pre-foreclosure sale or via ownership control of the underlying collateral in full satisfaction of the loan upon foreclosure or when significant collection efforts have ceased. We utilize a uniform process for determining the allowance for loan losses. The allowance for loan losses includes a general, formula-based component and an asset-specific component.

General reserves are recorded when (i) available information as of each balance sheet date indicates that it is probable a loss has occurred in the portfolio and (ii) the amount of the loss can be reasonably estimated. We currently estimate loss rates based on historical realized losses experienced in the industry and takes into account current collateral and economic conditions affecting the probability or severity of losses when establishing the allowance for loan losses. We perform a comprehensive analysis of its loan portfolio and assigns risk ratings to loans that incorporate management’s current judgments about their credit quality based on all known and relevant internal and external factors that may affect collectability. We consider, among other things, payment status, lien position, borrower financial resources and investment in collateral, collateral type, project economics and geographical location as well as national and regional economic factors. This methodology results in loans being segmented by risk classification into risk rating categories that are associated with estimated probabilities of default and principal loss. Ratings range from “1” to “5” with “1” representing the lowest risk of loss and “5” representing the highest risk of loss.

As of June 30, 2014, we had seventeen loan investments, all of which were performing as of June 30, 2014. We have established a $127,600 allowance for loan losses as of June 30, 2014. There are no specifically reserved loans in the portfolio as of June 30, 2014.

The asset-specific reserve component relates to reserves for losses on individual impaired loans. The Advisor considers a loan to be impaired when, based upon current information and events, it believes that it is probable that we will be unable to collect all amounts due under the contractual terms of the loan agreement. This assessment is made on a loan-by-loan basis each quarter based on such factors as payment status, lien position, borrower financial resources and investment in collateral, collateral type, project economics and geographical location as well as national and regional economic factors. A reserve is established for an impaired loan when the present value of payments expected to be received, observable market prices, or the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) is lower than the carrying value of that loan.

For collateral dependent impaired loans, impairment is measured using the estimated fair value of collateral less the estimated cost to sell. The Advisor generally will use the income approach through internally developed valuation models to estimate the fair value of the collateral for such loans. In more limited cases, the Advisor will obtain external “as is” appraisals for loan collateral, generally when third party participations exist. Valuations will be performed or obtained at the time a loan is determined to be impaired and designated non-performing, and they will be updated if circumstances indicate that a significant change in value has occurred.

A loan is also considered impaired if its terms are modified in a troubled debt restructuring (“TDR”). A TDR occurs when a concession is granted and the debtor is experiencing financial difficulties. Impairments on TDR loans are generally measured based on the present value of expected future cash flows discounted at the effective interest rate of the original loan.

Income recognition will be suspended for loans at the earlier of the date at which payments become 90-days past due or when, in the opinion of the Advisor, a full recovery of income and principal becomes doubtful. Income recognition will be resumed when the suspended loan becomes contractually current and performance is demonstrated to have resumed. A loan will be written off when it is no longer realizable and legally discharged.

Real Estate Securities

On the acquisition date, all of our commercial real estate securities will be classified as available for sale, and will be carried at fair value, with any unrealized gains or losses reported as a component of accumulated other comprehensive income or loss. However, we may elect the fair value option for certain of its available for sale securities, and as a result, any unrealized gains or losses on such securities will be recorded as unrealized gains or losses on investments in our consolidated statement of operations. Premiums or discounts on commercial real estate securities will be recognized using the effective interest method and recorded as an adjustment to interest income.

Impairment Analysis of Securities

Commercial real estate securities for which the fair value option has not been elected will be periodically evaluated for other-than-temporary impairment. If the fair value of a security is less than its amortized cost, the security will be considered impaired. Impairment of a security will be considered to be other-than-temporary when (i) the Advisor has the intent to sell the impaired security; (ii) it is more likely than not we will be required to sell the security; or (iii) the Advisor does not expect to recover the entire amortized cost of the security. If the Advisor determines that an other-than-temporary impairment exists and a sale is likely to occur, the impairment charge will be recognized as an “Impairment of assets” on our consolidated statement of operations. If a sale is not expected to occur, the portion of the impairment charge related to credit factors will be recorded as an “Impairment of assets” on our consolidated statement of operations with the remainder recorded as an unrealized gain or loss on investments reported as a component of accumulated other comprehensive income or loss.

Commercial real estate securities for which the fair value option has been elected will not be evaluated for other-than-temporary impairment as changes in fair value are recorded in our consolidated statement of operations.

Income Taxes

We conduct our operations to qualify as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2013. If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax as long as we distribute at least 90% of our REIT taxable income to our stockholders. REITs are subject to a number of other organizational and operational requirements. However, even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

Portfolio

As of June 30, 2014, our portfolio consisted of seventeen loans (the “Loans”) and three investments in CMBS. The Loans had a total carrying value of $141.7 million and $30.8 million and our CMBS investments had a fair value of $14.5 million and $5.0 million as of June 30, 2014 and December 31, 2013, respectively. We currently estimate loss rates based on historical realized losses experienced in the industry and takes into account current collateral and economic conditions affecting the probability or severity of losses when establishing the allowance for loan losses. We recorded a general allowance for loan losses as of June 30, 2014 in the amount of $127,600. There are no impaired or specifically reserved loans in the portfolio as of June 30, 2014.

The Loans bear a weighted average coupon of 8.50% and 9.11%, and have a weighted average life of 4.2 and 7.2 years as of June 30, 2014 and December 31, 2013, respectively. During the six months ended June 30, 2014, we invested $110.8 million in eleven loans including $0.6 million of capitalized acquisition expenses. To date, we have not sold any investments.

We recorded interest income of $1.8 million and $2.7 million on the Loans for the three and six months ended June 30, 2014, excluding any amortization of discounts or premiums received. For the six months ended June 30, 2014, we received scheduled principal repayments of $72,584 on the Loans. Our CMBS investments have a weighted average spread of 3.02% (based on one month London Interbank Offered Rate (“LIBOR”) of 0.15%) at June 30, 2014 and 2.92% (based on one month LIBOR of 0.17% at December 31, 2013) as of December 31, 2013. Our CMBS investments have a remaining life of 1.9 years as of June 30, 2014 and December 31, 2013, respectively. We recorded interest income of $110,714 and $149,493 on our CMBS investments for the three and six months ended June 30, 2014, excluding any amortization of discounts or premiums.

The following charts break out our portfolio, including CMBS, by the collateral type, geographical region and coupon rate type as of June 30, 2014 and December 31, 2013. The breakout is based on the par value of the investments as of June 30, 2014 and December 31, 2013.

The following charts show the par value by maturity year for the investments in our portfolio as of June 30, 2014 and December 31, 2013.

Results of Operations

Comparison of the Three Months Ended June 30, 2014 to the Three Months Ended June 30, 2013

Net interest income for the three months ended June 30, 2014 and 2013 were made up of the following:

	Three Months Ended June 30,
	2014	2013
Net Interest Income:
Interest income	$1,978,846	$66,076
Interest expense	70,728	8,756
Net interest income	$1,908,118	$57,320

Interest income

Interest income for the three months ended June 30, 2014 and 2013 totaled $2.0 million and $0.1 million, respectively. As of June 30, 2014, our portfolio consisted of seventeen loans and three investments in CMBS. The Loans had a total carrying value of $141.7 million and our CMBS investments had a fair value of $14.5 million, while during the three months ended June 30, 2013 we had only made our initial loan investment. The growth in the overall size of the portfolio is the main driver in the increase in interest income and we anticipate this will continue to be the main driver while we continue to receive invested capital through the Offering.

Interest expense

Interest expense for the three months ended June 30, 2014 and 2013 totaled $70,728 and $8,756, respectively. As of June 30, 2014 and December 31, 2013, we had total leverage outstanding of $29.3 million and $7.3 million, respectively. Interest expense directly correlates with sources of financing available as well as utilization of those sources. We anticipate continued utilization of leverage as we grow the portfolio during the Offering and as additional sources of leverage become available.

Expenses from operations for the three months ended June 30, 2014 and 2013 were made up of the following:

	Three Months Ended June 30,
	2014	2013
Acquisition fees	$863,452	$—
Other expenses	199,337	42,934
Professional fees	77,684	18,089
Board expenses	73,170	81,429
Insurance expense	55,000	55,000
Loan loss provision	41,138	—
Total expenses from operations	$1,309,781	$197,452

Expenses from operations

Our expenses from operations were primarily related to asset acquisition fees which will continue to trend parallel with the rate of our originations and acquisitions. During the three months ended June 30, 2014, we originated and acquired loans with a par value of $86.6 million and in conjunction with these transactions we expensed $0.9 million of acquisition fees due to our Advisor. During the three months ended June 30, 2013 we had only made our initial loan investment with a par value of $6.5 million.

Comparison of the Six Months Ended June 30, 2014 to the Six Months Ended June 30, 2013

Net interest income for the six months ended June 30, 2014 and 2013 were made up of the following:

	Six Months Ended June 30,
	2014	2013
Net Interest Income:
Interest income	$2,955,680	$66,077
Interest expense	91,764	8,756
Net interest income	$2,863,916	$57,321

Interest income

Interest income for the six months ended June 30, 2014 and 2013 totaled $3.0 million and $0.1 million, respectively. As of June 30, 2014, our portfolio consisted of seventeen loans and three investments in CMBS. The Loans had a total carrying value of $141.7 million and our CMBS investments had a fair value of $14.5 million, while during the six months ended June 30, 2013, we had only made our initial loan investment. The growth in the overall size of the portfolio is the main driver in the increase in interest income and we anticipate this will continue to be the main driver while we continue to receive invested capital through the Offering.

Interest expense

Interest expense for the six months ended June 30, 2014 and 2013 totaled $91,764 and $8,756, respectively. As of June 30, 2014 and December 31, 2013, we had total leverage outstanding of $29.3 million and $7.3 million, respectively. Interest expense directly correlates with sources of financing available as well as utilization of those sources. We anticipate continued utilization of leverage as we grow the portfolio during the Offering.

Expenses from operations for the six months ended June 30, 2014 and 2013 were made up of the following:

	Six Months Ended June 30,
	2014	2013
Acquisition fees	$1,122,452	$—
Other expenses	341,540	47,954
Professional fees	190,844	18,089
Board expenses	119,857	81,429
Insurance expense	110,000	55,000
Loan loss provision	127,600	—
Total expenses from operations	$2,012,293	$202,472

Expenses from operations

Our expenses from operations primarily related to asset acquisition fees which will continue to trend parallel with the rate of our originations and acquisitions. During the six months ended June 30, 2014, we originated and acquired loans and CMBS with a par value of $120.1 million and in conjunction with these transactions we expensed $1.1 million of acquisition fees due to our Advisor. During the six months ended June 30, 2013 we had only made our initial loan investment with a par value of $6.5 million.

Cash Flows

Cash Flows for the six months ended June 30, 2014

Net cash provided by operating activities for the six months ended June 30, 2014 was $0.1 million. Cash inflows were primarily driven by an increase in prepaid and other assets of $1.4 million, an increase in accrued interest receivable of $0.5 million partially offset by an increase in accounts payable and accrued expenses of $1.2 million and net income of $0.8 million.

Net cash used in investing activities for the six months ended June 30, 2014 was $120.2 million. Cash outflows were primarily driven by originations and acquisitions with $110.8 million and $9.5 million representing our investment in eleven new loans and two new CMBS positions, respectively. These cash outflows were minimally offset by $0.1 million of principal collections on our amortizing investment positions.

Net cash provided by financing activities for the six months ended June 30, 2014 was $120.0 million. Cash inflows for the period of $114.1 million from the issuance of common stock, $17.7 million from borrowings on the JPM Repo Facility, and $11.6 million from net borrowings on the JPM MRA which were partially offset by the payment of $12.2 million of offering costs, $7.3 million of net repayments on our revolving line of credit with AR Capital, LLC the parent of our Sponsor (the “Revolver”) and a repayment of $1.1 million previously advanced from an affiliate.

Cash Flows for the six months ended June 30, 2013

Net cash used in operating activities for the six months ended June 30, 2013 was $0.1 million. Cash outflows were primarily driven by our net loss of $0.1 million and an increase in prepaids and accrued receivables of $0.1 million, partially offset by an increase in accounts payable and accrued expenses of $0.1 million.

Net cash used in investing activities for the six months ended June 30, 2013 was $4.0 million. Cash outflows were primarily driven by the acquisition of our initial loan investment.

Net cash provided by financing activities for the six months ended June 30, 2013 was $4.2 million. Cash inflows for the period of $2.3 million from the issuance of common stock, $2.0 million from borrowings on our Revolver, and $1.1 million advanced from an affiliate which were partially offset by the payment of $1.1 million of offering costs.

Liquidity and Capital Resources

Our principal demands for cash will be acquisition costs, including the purchase price of any investments we acquire, the payment of our operating and administrative expenses, continuing debt service obligations and distributions to our stockholders. Generally, we will fund our investments from the net proceeds of the Offering. We can acquire our assets with cash or debt, but we also may acquire assets free and clear of indebtedness by paying the entire purchase price for the asset in cash or in OP units.

On May 15, 2013, we entered into the Revolver. The Revolver bears interest at a per annum fixed rate of 3.25%. The Revolver matures in one year, subject to two successive extension terms of one year each, and provides for quarterly interest-only payments with all principal and interest outstanding being due on the maturity date. The Revolver may be prepaid from time to time and at any time, in whole or in part, without premium or penalty and there are no unused facility fees. On July 17, 2013, we entered into an amendment to the Revolver, which increased the aggregate financing available under the Revolver from $5.0 million to $10.0 million. The amendment did not change any of the other terms of the Revolver. We did not exercise the extension options provided under the terms of the Revolver and allowed it to mature on May 15, 2014. We did not have an outstanding balance on the date of maturity.

On June 18, 2014, we through our indirect wholly-owned subsidiary, ARC RFT JPM Loan, LLC, entered into an Uncommitted Master Repurchase Agreement (the “JPM Repo Facility”) with JPMorgan Chase Bank, National Association. The JPM Repo Facility provides up to $150.0 million in advances, subject to adjustment, which we expect to use to finance the acquisition or origination of eligible loans, including first mortgage loans, junior mortgage loans, mezzanine loans, and participation interests therein. Advances under the JPM Repo Facility accrue interest at per annum rates equal to the sum of (i) the applicable LIBOR index rate plus (ii) a margin of between 2.25% to 4.50%, depending on the attributes of the purchased assets. The initial maturity date of the JPM Repo Facility is June 18, 2016, with a one-year extension at our option, which may be exercised upon the satisfaction of certain conditions. The JPM Repo Facility acts in the manner of a revolving credit facility that can be repaid as our assets are paid off and re-drawn as advances against new assets. As of June 30, 2014, there was $17.7 million of principal outstanding on the JPM Repo Facility.

On January 2, 2014 we entered into the JPM MRA. The JPM MRA provides us with the ability to sell securities for liquidity while providing a fixed repurchase price for the same securities in the future. As of June 30, 2014, there was $11.6 million of principal outstanding on the JPM MRA.

We expect to use additional debt financing as a source of capital. Under our charter, the maximum amount of our total indebtedness shall not exceed 300% of our total “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments; however, we may exceed that limit if approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for exceeding such limit. This charter limitation, however, does not apply to individual real estate assets or investments. In addition, it is currently our intention to limit our aggregate borrowings to 45% of the aggregate fair market value of our assets (calculated after the close of this offering and once we have invested substantially all the proceeds of this offering), unless borrowing a greater amount is approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for borrowing such a greater amount. This limitation, however, will not apply to individual real estate assets or investments. At the date of acquisition of each asset, we anticipate that the cost of investment for such asset will be substantially similar to its fair market value, which will enable us to satisfy our requirements under the NASAA REIT Guidelines. However, subsequent events, including changes in the fair market value of our assets, could result in our exceeding these limits. We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, continuing debt service obligations and the payment of distributions.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of properties and undistributed cash flow. We continue to actively pursue lenders to initiate additional sources of capital.

Distributions

On May 13, 2013, our board of directors authorized, and we declared, a distribution, which will be calculated based on stockholders of record each day during the applicable period at a rate of $0.00565068493 per day based on a price of $25.00 per share of common stock. The distributions began to accrue on May 30, 2013 (15 days after the date of the first asset acquisition) and will be payable by the fifth day following the end of each month to stockholders of record at the close of business each day during the prior month.

The below table shows the distributions paid on shares outstanding during the six months ended June 30, 2014.

Payment Date	Weighted Average Shares Outstanding(1)	Amount Paid in Cash	Amount Issued under DRIP
January 2, 2014	1,458,470	$140,164	$73,844
February 3, 2014	1,973,014	170,660	85,496
March 3, 2014	2,693,391	212,011	106,181
April 1, 2014	3,273,194	304,405	162,723
May 1, 2014	4,121,621	352,798	206,061
June 2, 2014	5,363,713	451,155	282,056
Total		$1,631,193	$916,361

(1)	Represents the weighted average shares outstanding for the period related to the respective payment date.

The following table shows the sources for the payment of distributions to common stockholders for the periods presented:

	Three Months Ended June 30,				Six Months Ended June 30,
	2014		2013		2014		2013
Distributions:
Cash distributions paid	$1,108,358		$507		$1,631,193		$507
Distributions reinvested	650,840		526		916,361		526
Total distributions	$1,759,198		$1,033		$2,547,554		$1,033
Source of distribution coverage:
Cash flows provided by operations	$1,108,358	63.0%	$—	—%	$1,108,358	43.5%	$—	—%
Proceeds from issuance of common stock	—	—%	507	49.1%	522,835	20.5%	507	49.1%
Common stock issued under DRIP	650,840	37.0%	526	50.9%	916,361	36.0%	526	50.9%
Total sources of distributions	$1,759,198	100.0%	$1,033	100.0%	$2,547,554	100.0%	$1,033	100.0%
Cash flows provided by (used in) operations (GAAP)	$1,122,869		$(78,436)		$84,919		$(78,436)
Net income (GAAP)	$585,037		$(140,132)		$810,823		$(145,151)

The following table compares cumulative distributions paid to cumulative net income (in accordance with GAAP) for the period from November 15, 2012 (date of inception) through June 30, 2014 (in thousands):

For the Period from November 15, 2012 (date of inception) to June 30, 2014
Distributions paid:
Common stockholders in cash	$1,915
Common stockholders pursuant to DRIP/offering proceeds	1,105
Total distributions paid	$3,020
Reconciliation of net income:
Net interest income	$3,607
Acquisition fees	(1,122)
Other operating expenses	(1,587)
Net income (in accordance with GAAP)	$898
Cash flows used in operations	$861

Related Party Arrangements

ARC Realty Finance Advisors, LLC

Subject to certain restrictions and limitations, our Advisor is responsible for managing our affairs on a day-to-day basis and for identifying, originating, acquiring and asset managing investments on our behalf. For such services, to the extent permitted by law and regulations, our Advisor receives fees and reimbursements from us. Below is a description and table of the fees and reimbursements incurred to our Advisor.

Organization and Offering Costs

Our Advisor, or its affiliates, is entitled to receive reimbursement for costs paid on our behalf in connection with our Offering. We are obligated to reimburse our Advisor, or its affiliates, as applicable, for organization and offering costs to the extent the organization and offering costs do not exceed 2.0% of gross proceeds from our Offering. Our Advisor does not expect reimbursable organization and offering costs, excluding selling commissions and dealer manager fees, to exceed $40.0 million, or 2.0% of the total proceeds available to be raised from our Offering. We shall not reimburse our Advisor for any organization and offering costs that our independent directors determine are not fair and commercially reasonable to us.

Operating Costs

We will reimburse our Advisor’s costs of providing administrative services, subject to the limitation that we will not reimburse the Advisor for any amount by which our operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of (i) 2.0% of average invested assets or (ii) 25.0% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Additionally, we will reimburse our Advisor for personnel costs in connection with other services during the operational stage, in addition to paying an asset management fee; however, we will not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives acquisition fees or disposition fees.

Asset Management Fee

Our Advisor, or its affiliates, receives a monthly asset management fee equal to one-twelfth of 0.75% of the cost of our assets. The amount of the asset management fee will be reduced to the extent that the amount of distributions declared during the six month period ending on the last day of the calendar quarter immediately preceding the date such asset management fee is payable, exceeds the funds from operations (“FFO”), as adjusted, for the same period.

Asset Acquisition Fee

Our Advisor, or its affiliates, also receives an acquisition fee equal to 1.0% of the principal amount funded by us to acquire or originate commercial real estate debt or the amount invested in the case of other commercial real estate investments. Acquisition fees paid to our Advisor related to the origination or acquisition of commercial real estate debt investments are included in commercial real estate debt investments, net on our consolidated balance sheets and amortized to interest income over the life of the investment using the effective interest method.

Asset Acquisition Expense

From time to time, our Advisor, or its affiliates, may receive reimbursements for acquisition expenses incurred related to selecting, evaluating, originating and acquiring investments on our behalf. Acquisition expenses paid to our Advisor related to the origination or acquisition of commercial real estate debt investments are included in loan receivable, net on our consolidated balance sheets and amortized to interest income over the life of the investment using the effective interest method.

Asset Disposition Fee

We will pay a disposition fee of 1.0% of the contract sales price of each commercial real estate loan or other investment sold, including mortgage-backed securities or collateralized debt obligations issued by our subsidiary as part of a securitization transaction. We will not be obligated to pay a disposition fee upon the maturity, prepayment, workout, modification or extension of commercial real estate debt unless there is a corresponding fee paid by the borrower, in which case the disposition fee will be the lesser of (i) 1.0% of the principal amount of the debt prior to such transaction; or (ii) the amount of the fee paid by the borrower in connection with such transaction. If we take ownership of a property as a result of a workout or foreclosure of a loan, we will pay a disposition fee upon the sale of such property.

Realty Capital Securities, LLC and its Affiliates

Selling Commissions and Dealer Manager Fees

Pursuant to a dealer manager agreement, we pay our Dealer Manager selling commissions of up to 7.0% of gross proceeds from our Offering, all of which are reallowed to participating broker-dealers. In addition, we pay our Dealer Manager a dealer manager fee of 3.0% of gross proceeds from our Primary Offering, a portion of which may be reallowed to participating broker-dealers. A participating broker-dealer may elect to receive a selling commission equal to 7.5% of the gross proceeds from the sale of shares, with 2.5% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale. If this option is elected, the dealer manager fee will be reduced to 2.5% of gross proceeds. No selling commissions or dealer manager fees are paid for sales under our DRIP.

Additional Fees Incurred to the Dealer Manager and its Affiliates

We incur fees for the following services provided by the Dealer Manager and its affiliates: transfer agency services provided by an affiliate of the Dealer Manager; ongoing registration maintenance and transaction management services provided by an affiliate of the Dealer Manager; and ongoing strategic advisory services and investment banking services required in the ordinary course of the our business performed by the Dealer Manager. The Dealer Manager’s strategic advisory services include the performance of financial analysis, the evaluation of publicly traded comparable companies and the development of a portfolio composition strategy and capitalization structure to optimize future liquidity options and structuring operations.

Total Costs Incurred Due to Related Party Arrangements

The table below shows the costs incurred due to related party arrangements during the three and six months ended June 30, 2014 and the associated payable as of June 30, 2014 and December 31, 2013. See Note 9 — Related Party Transactions and Arrangements for further detail (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,		Payable as of
	2014	2013	2014	2013	June 30, 2014	December 31, 2013
Total commissions and fees incurred from the Dealer Manager in connection with the offering	$6,976	$20	$10,827	$20	$119	$12
Total compensation and reimbursement for services provided by the Advisor and affiliates in connection with the offering	450	191	811	635	1,338	1,047
Acquisition fees and related expense reimbursements in connection with operations	1,295	59	1,692	59	708	202
Advisory and investment banking fee	135	38	271	38	—	316
Total	$8,856	$308	$13,601	$752	$2,165	$1,577

The payables as of June 30, 2014 and December 31, 2013 in the table above are included in accounts payable and accrued expenses on our consolidated balance sheets.

Off Balance Sheet Arrangements

We currently have no off balance sheet arrangements.

Non-GAAP Financial Measures

Funds from Operations and Modified Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts (“NAREIT”) and the Investment Program Association (“IPA”) industry trade groups, have each promulgated measures respectively known as FFO and modified funds from operations (“MFFO”) which we believe to be appropriate supplemental measures to reflect the operating performance of a REIT. The use of FFO and MFFO is recommended by the REIT industry as supplemental performance measures. FFO and MFFO are not equivalents to our net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above. We believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization and impairments, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.

Changes in the accounting and reporting rules under GAAP that have been put into effect since the establishment of NAREIT’s definition of FFO have prompted an increase in the non-cash and non-operating items included in FFO. For instance, the accounting treatment for acquisition fees related to business combinations has changed from being capitalized to being expensed. Additionally, publicly registered, non-listed REITs are typically different from traded REITs because they generally have a limited life followed by a liquidity event or other targeted exit strategy. Non-traded REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation as compared to later years when the proceeds from their continuous public offering have been fully invested and when the company is seeking to implement a liquidity event or other exit strategy. However, it is likely that we will make investments past the acquisition stage, albeit at a substantially lower pace.

The origination and acquisition of debt investments and the corresponding acquisition fees paid to our Advisor (and any offsetting origination fees received from our borrowers) associated with such activity is a key operating feature of our business plan that results in generating income and cash flow in order to make distributions to stockholders. Therefore, the exclusion for acquisition fees may be of limited value in calculating operating performance because acquisition fees affect our overall long-term operating performance and may be recurring in nature as part of net income (loss) and income (loss) from operations over the life of our company. Acquisition fees paid to our Advisor in connection with the origination and acquisition of debt investments are amortized over the life of the investment as an adjustment to interest income under GAAP and are therefore, included in the computation of net income (loss) and income (loss) from operations, both of which are performance measures under GAAP. Acquisition fees paid to our Advisor in connection with the acquisition of properties are characterized as operating expenses in determining operating net income. All such acquisition fees are paid in cash that would otherwise be available to distribute to our stockholders. In the event that proceeds from our offering are not sufficient to fund the payment or reimbursement of acquisition fees and expenses to our Advisor, such fees would be paid from other sources, including new financing, operating cash flow, net proceeds from the sale of investments or from other cash flows. We believe that acquisition fees incurred by us negatively impact our operating performance during the period in which such investments are originated or acquired by reducing cash flows and therefore the potential distributions to stockholders.

We define MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations (the “Practice Guideline”) issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; fair value adjustments on real estate related investments such as commercial real estate securities or derivative investments included in net income; impairments of real estate related investments, gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses from fair value adjustments on real estate securities, including commercial mortgage backed securities and other securities, interest rate swaps and other derivatives not deemed to be hedges and foreign exchanges holdings; unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized. While we will be responsible for managing interest rate, hedge and foreign exchange risk, we expect to retain an outside consultant to review all our hedging agreements. Inasmuch as interest rate hedges are not a fundamental part of our operations, we believe it is appropriate to exclude such gains and losses in calculating MFFO, as such gains and losses are not reflective of our core operations.

Our MFFO calculation excludes impairments of real estate related investments, including loans. We assess the credit quality of our investments and adequacy of loan loss reserves on a quarterly basis, or more frequently as necessary. For loans classified as held-for-investment, we establish and maintain a general allowance for loan losses inherent in our portfolio at the reporting date and, where appropriate, a specific allowance for loan losses for loans we have determined to be impaired at the reporting date. An individual loan is considered impaired when it is deemed probable that we will not be able to collect all amounts due according to the contractual terms of the loan. Real estate related securities are evaluated for other-than-temporary impairment when the fair value of a security falls below its net amortized cost. Significant judgment is required in this analysis. We consider the estimated net recoverable value of the loan or security as well as other factors, including but not limited to the fair value of any collateral, the amount and the status of any senior debt, the prospects for the borrower and the competitive situation of the region where the borrower does business. Fair value is typically estimated based upon discounting the expected future cash flows of the underlying collateral taking into consideration the discount rate, capitalization rate, occupancy, creditworthiness of major tenants and many other factors. This requires significant judgment and because it is based upon projections of future economic events, which are inherently subjective, the amounts ultimately realized may differ materially from the carrying value as of the balance sheet date. If upon completion of the assessment, the estimated fair value of the underlying collateral is less than the net carrying value of the loan, a specific allowance for loan losses is recorded. In the case of securities, all or a portion of a deemed impairment may be recorded. Due to our limited life, any allowance for loan losses or impairment of securities recorded may be difficult to recover.

MFFO is a metric used by management to evaluate our performance against other non-traded REITs which have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter and is not intended to be used as a liquidity measure. Although management uses the MFFO metric to evaluate future operating performance, this metric excludes certain key operating items and other adjustments that may affect our overall operating performance. MFFO is not equivalent to net income (loss) as determined under GAAP. We believe that our use of MFFO and the adjustments used to calculate it allow us to present our performance in a manner that reflects certain characteristics that are unique to non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures is useful to investors. For example, acquisition costs are funded from the proceeds of this Offering and other financing sources and not from operations. By excluding impairments for real estate related investment and amortized or expensed acquisition costs, the use of MFFO provides information consistent with management’s analysis of the operating performance of our investments. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates for the collateral securing our debt investments, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

We believe that, because MFFO excludes costs that we consider more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that affect our operations only in periods in which investments are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are making our investments and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after our offering has been completed and our investments have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-traded REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance after our offering and acquisition stages are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance after our offering has been completed and investments have been made, as it excludes acquisition costs that have a negative effect on our operating performance during the periods in which investments are made.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other GAAP measurements as an indication of our performance. MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is initially a stated value and there will not be a per share NAV determination for at least two years after the commencement of the Offering. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after our per share NAV is disclosed, as well as after our offering and acquisition stages are completed. FFO and MFFO are not useful measures in evaluating NAV because impairments are taken into account in determining NAV but not in determining FFO or MFFO.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the non-traded REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO.

The table below reflects the items deducted or added to net income or loss in our calculation of FFO and MFFO for the three and six months ended June 30, 2014 and June 30, 2013.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Funds From Operations:
Net income (loss)	$585,037	$(140,132)	$810,823	$(145,151)
Funds from operations	$585,037	$(140,132)	$810,823	$(145,151)
Modified Funds From Operations:
Funds from operations	$585,037	$(140,132)	$810,823	$(145,151)
Amortization of premiums, discounts and fees on investments and borrowings, net	(49,896)	(19,433)	(101,710)	(19,433)
Acquisition fees and expenses	1,295,178	58,610	1,692,028	58,610
Loan loss provision	41,138	—	127,600	—
Modified funds from operations	$1,871,457	$(100,955)	$2,528,741	$(105,974)

Item 3. Quantitative and Qualitative Disclosures about Market Risk.

Our market risk arises primarily from interest rate risk relating to interest rate fluctuations. Many factors including governmental monetary and tax policies, domestic and international economic and political considerations and other factors that are beyond our control contribute to interest rate risk. To meet our short and long-term liquidity requirements, we may borrow funds at fixed and variable rates. Our interest rate risk management objectives are to limit the impact of interest rate changes in earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, from time to time, we may enter into interest rate hedge contracts such as swaps, collars and treasury lock agreements in order to mitigate our interest rate risk with respect to various debt instruments. While hedging activities may insulate us against adverse changes in interest rates, they may also limit our ability to participate in benefits of lower interest rates with respect to our portfolio of investments with fixed interest rates. During the periods covered by this report, we did not engage in interest rate hedging activities. We do not hold or issue these derivative contracts for trading or speculative purposes. We do not have any foreign denominated investments, and thus, we are not exposed to foreign currency fluctuations.

As of June 30, 2014, our portfolio included ten variable rate investments based on LIBOR for various terms. Borrowings under our repurchase agreements are also based on LIBOR. The following table quantifies the potential changes in interest income net of interest expense should interest rates increase by 50 or 100 basis points or decrease by 25 basis points, assuming that our current balance sheet was to remain constant and no actions were taken to alter our existing interest rate sensitivity.

Change in Interest Rates	Estimated Change in Interest Income Net of Interest Expense	Estimated Percentage Change in Interest Income Net of Interest Expense
(-) 25 Basis Points(1)	$(3,517)	(0.12)%
Base Interest Rate	$—	—%
(+) 50 Basis Points	$61,833	2.16%
(+) 100 Basis Points	$123,667	4.32%

(1)	Reduction cannot cause LIBOR rates to fall below zero.

Item 4. Controls and Procedures.

Disclosure Controls and Procedures

In accordance with Rules 13a-15(b) and 15d-15(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, carried out an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act) as of the end of the period covered by this Quarterly Report on Form 10-Q and determined that our disclosure controls and procedures are effective as of the end of the period covered by this Quarterly Report on Form 10-Q.

No change occurred in our internal controls over financial reporting (as defined in Rule 13a-15(f) and 15(d)-15(f) of the Exchange Act) during the six months ended June 30, 2014 that has materially affected, or is reasonably likely to materially affect, our internal controls over financial reporting.

PART II

Item 1. Legal Proceedings.

At the end of the period covered by this Quarterly Report on Form 10-Q, we are not a party to any material, pending legal proceedings.

Item 1A. Risk Factors.

Our potential risks and uncertainties are presented in the section entitled “Risk Factors” contained in the Form 10-K. There have been no material changes from these risk factors, except for the items described below.

Our stockholders’ interest in us may be diluted if the price we pay in respect of shares repurchased under our share repurchase program exceeds the net asset value, at such time as we calculate the NAV of our shares.

The prices we may pay for shares repurchased under our share repurchase program may exceed the NAV of such shares at the time of repurchase, which may reduce the NAV of the remaining shares.

Distributions paid from sources other than our cash flow from operations, particularly from proceeds of the Offering, will result in us having fewer funds available for the acquisition of targeted investments and may dilute our stockholders’ interests in us, which may adversely affect our ability to fund future distributions with cash flow from operations and may adversely affect the overall return on an investment in our common stock.

Our cash flows provided by operations were approximately $0.1 million for the six months ended June 30, 2014. During the six months ended June 30, 2014, we paid distributions of approximately $2.5 million, of which approximately $1.6 million, or 64.0.%, was funded from cash flows provided by financing and $0.9 million, or 36.0%, was funded from proceeds from common stock issued under the DRIP and offering proceeds. During the six months ended June 30, 2014, cash flows from operations included an increase in accounts payable and accrued expenses of approximately $1.2 million, as reflected on the statement of cash flows. Accordingly, if these accounts payable and accrued expenses had been paid during the six months ended June 30, 2014 there would have been approximately $1.2 million less in cash flow from operations available to pay distributions. Additionally, we may in the future continue to pay distributions from sources other than from our cash flows from operations.

Until we acquire a significant amount of our targeted investments, we may not generate sufficient cash flow from operations to pay distributions. Our inability to acquire targeted investments may result in a lower return on our common stock than our investors may expect. If we have not generated sufficient cash flow from our operations and other sources, such as from borrowings, the sale of additional securities, advances from our Advisor, and/or our Advisor’s deferral, suspension and/or waiver of its fees and expense reimbursements, to fund distributions, we may use the proceeds from the Offering. Moreover, our board of directors may change our distribution policy, in its sole discretion, at any time. Distributions made from offering proceeds are a return of capital to stockholders from which we will have already paid offering expenses in connection with the Offering. We have not established any limit on the amount of proceeds from the Offering that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; (2) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences, if any; or (3) jeopardize our ability to qualify as a REIT.

If we fund distributions from the proceeds of the Offering, we will have less funds available for acquiring targeted investments. As a result, the return our investors may realize on our common stock may be reduced. Funding distributions from borrowings could restrict the amount we can borrow for targeted investments, which may affect our profitability. Funding distributions with the sale of assets or the proceeds of the Offering may affect our ability to generate cash flows. Funding distributions from the sale of additional securities could dilute our stockholders’ interest in us if we sell shares of our common stock or securities convertible or exercisable into shares of our common stock to third party investors. Payment of distributions from the mentioned sources could restrict our ability to generate sufficient cash flow from operations, affect our profitability or affect the distributions payable upon a liquidity event, any or all of which may have an adverse effect on the value of our common stock.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

We did not sell any equity securities that were not registered under the Securities Act during the three months ended June 30, 2014.

On February 12, 2013, the SEC declared effective our Registration Statement on Form S-11 (File No. 333-186111) filed under the Securities Act and we commenced our Offering on a “reasonable best efforts” basis of up to a maximum of $2.0 billion of common stock, consisting of up to 80.0 million shares. The Registration Statement also registers approximately 16.8 million shares of common stock pursuant the DRIP under which common stockholders may elect to have their distributions reinvested in additional shares of common stock. As of June 30, 2014, we have issued 5,961,163 shares of our common stock, including shares issued pursuant to the DRIP, and have raised $146.4 million of offering proceeds, excluding shares pursuant to the DRIP and share-based compensation.

The following table reflects the offering costs associated with the issuance of common stock (in thousands):

As of June 30, 2014
Selling commissions and dealer manager fees	$13,532
Other offering expenses	4,497
Total offering expenses	$18,029

The Dealer Manager may reallow the selling commissions and a portion of the dealer manager fees to participating broker-dealers.

We are responsible for the organizational and offering costs of the Offering, excluding commissions and dealer manager fees, up to a maximum of 2.0% of the gross proceeds received from the Offering, measured at the end of the Offering. Organizational and offering costs in excess of the 2.0% cap as of the end of the Offering are the Advisor’s responsibility. As of June 30, 2014, organizational and offering costs exceeded 2.0% of gross proceeds received from the Offering by $1.7 million, due to the ongoing nature of the offering process and because many expenses were paid before the Offering commenced.

As of June 30, 2014, our net offering proceeds, after deducting the total offering expenses outlined above, were approximately $128.4 million. We used the net offering proceeds from the Offering and other financing sources to acquire seventeen loans and three investments in CMBS with a total carrying value of $141.7 million for our loans and our CMBS investments had a fair value of $14.5 million as of June 30, 2014.

To date no shares have been redeemed under the SRP.

Item 3. Defaults upon Senior Securities.

Not applicable.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

Not applicable.

Item 6. Exhibits.

EXHIBITS INDEX

The following exhibits are included in this Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit No.	Description
10.9(1)	Uncommitted Master Repurchase Agreement, dated June 18, 2014, between the Company and JP Morgan Chase Bank, National Association
31.1*	Certification of the Principal Executive Officer of the Company pursuant to Securities Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2*	Certification of the Principal Financial Officer of the Company pursuant to Securities Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32*	Written statements of the Principal Executive Officer and Principal Financial Officer of the Company pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101*	XBRL (eXtensible Business Reporting Language). The following materials from ARC Realty Finance Trust, Inc.’s Quarterly Report on Form 10-Q for the six months ended June 30, 2014 formatted in XBRL: (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations and Comprehensive Income (Loss), (iii) the Consolidated Statement of Changes in Equity, (iv) the Consolidated Statements of Cash Flows and (v) the Notes to the Consolidated Financial Statements. As provided in Rule 406T of Regulation S-T, this information is furnished and not filed for purpose of Sections 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934

*	Filed herewith.
(1)	Filed as an exhibit to Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 7 to our Registration Statement on Form S-11 filed with the SEC on July 11, 2014.

ARC REALTY FINANCE TRUST, INC.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ARC REALTY FINANCE TRUST, INC.
Dated: August 7, 2014	By: /s/ Nicholas S. Schorsch Name: Nicholas S. Schorsch Title: Chairman and Chief Executive Officer (Principal Executive Officer)
Dated: August 7, 2014	By: /s/ Nicholas Radesca Name: Nicholas Radesca Title: Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)